Exhibit 10.1

EXECUTION COPY

$1,100,000,000

AMENDED AND RESTATED

SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of October 15, 2002

Among

WORLDCOM, INC.

as Borrower

and

THE GUARANTORS PARTY HERETO

and

CITICORP USA, INC.

as Administrative Agent

and

CITIBANK, N.A.

as Initial L/C Issuer

and

J.P. MORGAN SECURITIES INC.

as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Documentation Agent and Collateral Monitoring Agent

and

GECC CAPITAL MARKETS GROUP, INC.

as Joint Lead Arranger

and

SALOMON SMITH BARNEY INC.

as Joint Lead Arranger and Joint Bookrunner

and

THE CIT GROUP/BUSINESS CREDIT, INC. and FOOTHILL CAPITAL CORPORATION

as Co-Documentation Agents

and

THE INITIAL LENDERS AND THE OTHER LENDERS PARTY HERETO

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices

Schedule II	-	Intellectual Property

Schedule III	-	Material IP Agreements

Schedule IV	-	Initial Pledged Equity

Schedule V	-	Initial Pledged Debt

Schedule 1.01(a)	-	Eligible Real Property

Schedule 1.01(b)	-	Material Guarantors

Schedule 1.01(c)	-	Material Intellectual Property

Schedule 3.01	-	Disclosures

Schedule 4.01	-	Equity Investors; Subsidiaries

Schedule 4.01(c)	-	Violations

Schedule 5.01(j)	-	Unblocked Accounts

Schedule 5.01(l)	-	Excluded Accounts

Schedule 5.02(c)(viii)	-	Insurance Premium and Surety Bond Financings

Schedule 5.02(h)	-	Existing Investments

Schedule 5.02(i)	-	Permitted Asset Sales

EXHIBITS

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Opinion of Borrower’s Counsel

Exhibit E	-	Interim Order

Exhibit F	-	Final Order

Exhibit G	-	Form of IP Security Agreement Supplement

Exhibit H	-	Form of Guaranty Supplement

Exhibit I	-	Form of Borrowing Base Certificate

Exhibit J	-	Form of Mortgage

v

AMENDED AND RESTATED

SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

AMENDED AND RESTATED SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of October 15, 2002 among WORLDCOM, INC., a Georgia corporation and a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code (as hereinafter defined) (the “Borrower”), and each of the direct and indirect subsidiaries of the Borrower signatory hereto (each, a “Guarantor”, and, collectively, together with any person that becomes a Guarantor hereunder pursuant to Section 8.05, the “Guarantors”), each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, the Initial Lenders (as hereinafter defined) and the other banks, financial institutions and other institutional lenders party hereto (each, a “Lender”, and collectively with the Initial Lenders and any other person that becomes a Lender hereunder pursuant to Section 10.07, the “Lenders”), CITIBANK, N.A. (“Citibank”), as the initial L/C Issuer (in such capacity, the “Initial L/C Issuer”), CITICORP USA, INC. (“CUSA”), as administrative agent (or any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties and the other Secured Parties (each as hereinafter defined), J.P. MORGAN SECURITIES INC. (“JP Morgan”), as syndication agent (or any successor appointed pursuant to Article VII, the “Syndication Agent”), joint lead arranger and joint bookrunner, GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as documentation agent and collateral monitoring agent (or any successor appointed pursuant to Article VII, the “Collateral Monitoring Agent”) for the Lender Parties and the other Secured Parties, GECC CAPITAL MARKETS GROUP, INC. (“GCMG”), as joint lead arranger, SALOMON SMITH BARNEY INC. (“SSB”), as joint lead arranger and joint bookrunner, and THE CIT GROUP/BUSINESS CREDIT, INC. and FOOTHILL CAPITAL CORPORATION, as co-documentation agents.

PRELIMINARY STATEMENTS

(1) On July 21, 2002 (the “Petition Date”), the Borrower and the Guarantors filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) for relief, and commenced proceedings (the “Cases”) under chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

(2) On July 23, 2002 (the “Prior Effective Date”), the parties hereto entered into a Senior Secured Superpriority Debtor-in-Possession Credit Agreement (the “Existing Agreement”) to provide for term, working capital and letter of credit facilities (collectively, the “Facilities”) in an aggregate principal amount not to exceed $2,000,000,000.

(3) The parties hereto have agreed to amend and restate the Existing Agreement in its entirety on the terms and conditions set forth herein, including, without limitation, a reduction in the aggregate principal amount of the Facilities to an amount not to exceed $1,100,000,000.

(4) To provide guarantees and security for the repayment of the advances under the Facilities, as amended and restated hereby, the reimbursement of any drawing under a letters of credit and the payment of the other obligations of the Borrower hereunder and under the other Loan Documents (as hereinafter defined), the Borrower and the Guarantors, as the case may be, will continue to provide to the Administrative Agent and the Lender Parties the following, each as more fully described herein:

(a) a guaranty from each of the Guarantors of the due and punctual payment of the obligations of the Borrower hereunder;

(b) an allowed administrative expense claim pursuant to Section 364(c)(1) of the Bankruptcy Code in each of the Cases having priority over all administrative expenses of the kind specified in, or arising under, any Sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(b), 546(c) or 726 thereof) whether or not such claims or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment;

(c) first priority liens granted to the Administrative Agent on behalf of the Lender Parties pursuant to Section 364(c)(2) of the Bankruptcy Code on all real, personal and mixed property of the Borrower and the Guarantors that is not subject to valid and perfected liens on the commencement of the Cases or to valid liens in existence at the time of such commencement that subsequently are perfected pursuant to Section 546(b) of the Bankruptcy Code;

(d) pursuant to Section 364(c)(3) of the Bankruptcy Code, junior liens granted to the Administrative Agent on behalf of the Lender Parties on all real, personal and mixed property of the Borrower and the Guarantors that is subject to valid and perfected liens in existence at the time of commencement of the Cases or to valid liens in existence at the time of such commencement that subsequently are perfected pursuant to Section 546(b) of the Bankruptcy Code;

provided, that, each of the foregoing clauses (b) through (d) shall be subject to the Carve-Out (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Collateral” has the meaning specified in Section 9.01(f).

“Account Debtor” means, with respect to any Account, the obligor with respect to such Account.

“Accounts” has the meaning set forth in the UCC.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A. at its office at 399 Park Avenue, New York, New York 10043, ABA #021000089, Account No. 38858061, Attention: May Wong, Reference: WorldCom.

“Advance” means a Working Capital Advance or a L/C Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“After-Acquired Intellectual Property” has the meaning specified in Section 9.04(h)(v).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Agents and Affiliates.

“Agents” means the Administrative Agent, the Collateral Monitoring Agent, the Syndication Agent and the Joint Lead Arrangers.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means 2.50% per annum for Base Rate Advances and 3.50% per annum for Eurodollar Rate Advances.

“Applicable Percentage” means a percentage per annum of the daily average Unused Working Capital Commitment (whether or not then available) equal to (a) 1.00% for each month during which the daily average Unused Working Capital Commitment (whether or not then available) shall be equal to or greater than 66.66%, (b) 0.75% for each month during which the daily average Unused Working Capital Commitment (whether or not then available) shall be equal to or greater than 33.33% but less than 66.66% and (c) 0.50% for each month during which the daily average Unused Working Capital Commitment (whether or not then available) shall be less than 33.33%.

“Appropriate Lender” means, at any time, with respect to (a) the Working Capital Facility, a Lender that has a Commitment with respect to such Facility at such time and (b) the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if the other Lenders have made L/C Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Billed Accounts Receivable” means, at the time of any determination (a) the product of (i) the aggregate amount of Eligible Billed Accounts Receivable at such time minus the Dilution Reserve at such time, multiplied by (ii) 85%, minus (b) the Reserve for Taxes at such time.

“Available Real Property” means, at the time of any determination, the product of (a) the Fair Market Value at such time of Eligible Real Property at such time multiplied by (b) 50%.

“Available Real Property Limit” means at any time of determination an amount equal to Available Real Property at such time, provided that such amount shall not exceed the lesser of (a) 33.3333% of the sum of (i) Available Billed Accounts Receivable at such time and (ii) Available Unbilled Receivables at such time or (b) 25% of Facility Availability at such time.

“Available Unbilled Receivables” means at any time of determination the product of the aggregate amount of Eligible Unbilled Receivables at such time multiplied by 50%.

“Available Unbilled Receivables Limit” means an amount equal to Available Unbilled Receivables at such time, provided that such amount shall not exceed $300,000,000.

“Bankruptcy Code” has the meaning specified in the Preliminary Statements.

“Bankruptcy Court” has the meaning specified in the Preliminary Statements and means the United States District Court for the Southern District of New York when such court is exercising direct jurisdiction over the Cases.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) ½ of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c) ½ of one percent per annum above the Federal Funds Rate.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with Citibank, at its office at 399 Park Avenue, New York, New York 10043, having the account number as specified in writing to the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.

“Borrowing Base Availability” means, at any time, the lesser of (a) the Loan Value at such time less the sum of (i) the Carve-Out, (ii) the Constructive Trust Reserve and (iii) any other reserves determined to be reasonably necessary or appropriate in the reasonable discretion of the Initial Lenders and (b) the Facility Availability at such time. The Borrowing Base Availability at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.03(q). Standards of eligibility and reserves and advance rates in connection with the Borrowing Base Availability may be revised and adjusted from time to time in the reasonable discretion of the Initial Lenders, with any changes in such standards to be effective 3 days after delivery of notice thereof to any Loan Party.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit I hereto (with such changes therein as may be required by the Administrative Agent or the Initial Lenders to reflect the components of, and reserves against, the Borrowing Base Availability as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower or by the controller of the Borrower, which shall include detailed calculations as to the Borrowing Base Availability as reasonably requested by the Administrative Agent or the Initial Lenders.

“Borrowing Base Deficiency” means, at any time, the failure of (a) Borrowing Base Availability at such time to equal or exceed (b) the sum of (i) the aggregate principal amount of the Working Capital Advances and the Letter of Credit Advances outstanding at such time plus (ii) the aggregate Available Amount under all Letters of Credit outstanding at such time plus (iii) the aggregate amount of all other Obligations under the Loan Documents.

“Budget Variance Report” means a report calculated in accordance with (a) the budget forecasts provided pursuant to Section 3.01 or (b) the budget forecasts to be provided pursuant to Section 5.03(e), as applicable, in each case certified by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Initial Lenders, to be delivered on a weekly basis no later than the third Business Day of each week showing cash usage and borrowing variance for the preceding week.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum (without duplication) of (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be. In addition, the definition of “Capital Expenditures” shall include, for all purposes of the Loan Documents, (i) all expenditures made, directly or indirectly, by the appropriate Person or any of its Subsidiaries during the relevant period for capitalized software development costs and (ii) the aggregate principal amount of all Debt (including obligations under Capitalized Leases) assumed or incurred in connection with such expenditures.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carve-Out” means (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under Section 1930(a) of title 28 of the United States Code and (ii) an amount not exceeding $12,500,000 in the aggregate, which amount may be used after the occurrence and during the continuance of an Event of Default, to pay fees or expenses incurred by the Borrower and any Committee in respect of (A) allowances of compensation for services rendered or reimbursement or expenses awarded by the Bankruptcy Court to the Borrower’s or any Committee’s professionals, any chapter 11 or chapter 7 trustees or examiners appointed in these cases and (B) the reimbursement of expenses incurred by Committee members in the performance of their duties that are allowed by the Bankruptcy Court; provided, however, that the Borrower and each Guarantor shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, such dollar limitation on fees and disbursements shall not be reduced by the amount of any compensation and reimbursement of expenses paid or incurred (to the extent ultimately allowed by the Bankruptcy Court) prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or any fees, expenses, indemnities or other amounts paid to the Administration Agent or the Lenders and their respective attorneys and agents under this Agreement or otherwise; and provided, further, that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above.

“Cases” has the meaning specified in the Preliminary Statements.

“Cash Concentration Account” has the meaning specified in Section 5.01(m).

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $25,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s Ratings Services or (d) Investments, classified in accordance with GAAP, as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, and the portfolios of which are limited solely to Investments of the character and quality described in clauses (a), (b) and (c) of this definition or (e) offshore overnight interest bearing deposits in foreign branches of Citibank or JP Morgan Chase Bank.

“Cash Flow” means for any period, (a) EBITDA for such period less (b) the sum of (i) Professional Fees accrued in connection with the Cases during such period and (ii) Capital Expenditures made during such period.

“Change of Control” means and shall be deemed to have occurred upon the occurrence of any of the following events: (i) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, and regulations promulgated thereunder) shall have acquired beneficial ownership of more than 35% of the outstanding shares of the Equity Interests of the Borrower and (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors of the Borrower. “Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the provisions of Article IX of this Agreement, the Intellectual Property Security Agreement, the Mortgages and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Monitoring Agent” has the meaning specified in the recital of parties to this Agreement.

“Commercial Letter of Credit” means any Letter of Credit that is issued for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Commitment” means a Working Capital Commitment or a Letter of Credit Commitment.

“Committee” means any statutory committee appointed in the Cases.

“Company” means, collectively, the Borrower and its Subsidiaries.

“Computer Software” has the meaning specified in Section 9.01(g)(iv).

“Confidential Information” means any and all material non-public information delivered or made available by any Loan Party relating to any Loan Party or their respective businesses, other than any such information that is available publicly prior to disclosure by a Loan Party.

“Confidential Information Memorandum” means the confidential information memorandum dated September 2002 used by the Joint Lead Arrangers in connection with the syndication of the Commitments.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Constructive Trust Order” has the meaning specified in Section 6.01(g)(i).

“Constructive Trust Reserve” means, at any time of determination, the aggregate value of all property of each Loan Party and its Subsidiaries that is subject to a Constructive Trust Order.

“Conversion”, “Convert” and “Converted” each refers to the conversion of Advances from one Type to Advances of the other Type.

“Copyrights” has the meaning specified in Section 9.01(g)(iii).

“CUSA” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person means (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations, contingent or otherwise, of such Person under or in respect of any derivative contracts, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the L/C Issuer pursuant to Section 2.03(c) to purchase a portion of a L/C Advance made by the L/C Issuer, (b) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (c) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (d) the Administrative Agent or the L/C Issuer pursuant to Section 7.07 to reimburse the Administrative Agent or the L/C Issuer for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the L/C Issuer as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding under any Debtor Relief Law.

“Digex” means Digex, Incorporated, a Delaware corporation, and all of its Subsidiaries.

“Dilution Factors” shall mean, with respect to any period, the aggregate amount of all gross credit memos, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded for such period to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the three fiscal month period most recently ended divided by (b) total gross sales for such three fiscal month period.

“Dilution Reserve” shall mean, at any date, the applicable Dilution Ratio for such date multiplied by the Eligible Billed Accounts Receivable on such date.

“DIP Budget” means a forecast heretofore delivered to the Initial Lenders, as supplemented as provided in Section 5.03(f), detailing the Borrower’s anticipated income statement, balance sheet and cash flow statement, each on a Consolidated basis for the Borrower and its Subsidiaries, together with a written set of assumptions supporting such statements, for the period commencing on or prior to the Petition Date and ending on or after the Maturity Date and setting forth the anticipated uses of the Commitments on a monthly basis.

“DIP Financing Orders” means the Interim Order and the Final Order.

“Direct Remit” shall mean, at any date, such Accounts outstanding at such date and billed directly by any Loan Party to customers within the consumer and small business sales segment of the Loan Parties, which Accounts are due and payable directly to such Loan Party.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, (i) the sum, determined on a Consolidated basis, of (a) net income (or net loss), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) without duplication, net income (or net loss) from or in connection with minority interests, (g) non-recurring, transactional or unusual losses deducted in calculating net income less non-recurring, transactional or unusual gains added in calculating net income, (h) in each case without duplication, Restructuring Charges and any expenses, losses or other charges resulting from the writedown in the valuation of any assets in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period, (i) without duplication, net losses from discontinued operations and (j) Professional Fees, minus (ii) net income from discontinued operations.

“Effective Date” means the date on which this Agreement shall become effective pursuant to Section 3.01.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Eligible Billed Accounts Receivable” means, at the time of any determination thereof, each Account of any Loan Party that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: (i) has been invoiced to, and represents the bona fide amounts due to such Loan Party from, the purchaser of services, in each case originated in the ordinary course of business of such Loan Party, (ii) with respect to which the Administrative Agent has, for the benefit of the Secured Parties, a valid first-priority and subsisting Lien (other than the Permitted Liens), (iii) with respect to which no representation or warranty contained in any of the Loan Documents has been breached, (iv) that are not subject to any other Lien and (v) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (u) below. Without limiting the foregoing, to qualify as an Eligible Billed Account Receivable, an Account shall indicate as sole payee and as sole remittance party a Loan Party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount: (i) the amount of all accrued and actual discounts, claims, credits or credits pending, price adjustments, finance charges or other allowances (including any amount that any Loan Party, as applicable, may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)), (ii) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement and (iii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Unless otherwise approved from time to time in writing by the Administrative Agent and the Initial Lenders, no Account shall be an Eligible Billed Account Receivable if, without duplication:

(a) they do not arise out of the rendering of services in the ordinary course of the business of the Loan Parties;

(b) they are not on terms that are normal and customary in the business of the Loan Parties and additionally, those terms are greater than 60 days;

(c) they are owing from any Person that is an Affiliate of any Loan Party;

(d) they are more than 120 days past original invoice date or more than 90 days past the due date;

(e) they are owing from any Person that (i) has disputed liability for any Account owing from such Person or (ii) has otherwise asserted any claim, demand or liability, whether by action, suit, counterclaim or otherwise;

(f) they are owing from any Person that is the subject of any bankruptcy, insolvency, reorganization or other similar action or proceeding;

(g) they are owing from any Person (other than any Person that is a Lender Party) that (i) is also a supplier to or trade creditor of any Loan Party; or (ii) has or has asserted a post-petition right of set-off against a Loan Party in respect of any Account of such Loan Party (unless such Account Debtor has entered into a written agreement reasonably acceptable to the Initial Lenders to waive such set-off rights) or (iii) in respect of any Account of a Loan Party in excess of $100,000, has disputed its liability (whether by chargeback or otherwise) or made any asserted or unasserted claim with respect to the Account or any other Account of such Account Debtor owing to such Loan Party which has not been resolved (and such dispute is reasonably identifiable and is reasonably determined to be a valid claim); in each case, without duplication, to the extent of the amount owed by such Loan Party to the Account Debtor, the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be;

(h) they do not arise out of sales to Account Debtors in the United States or Canada;

(i) they arise out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis and are subject to any right of return, set-off or charge-back;

(j) they are written off the books of any Loan Party or has been otherwise designated on such books as uncollectible;

(k) (i) which such Loan Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) which such Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(l) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(m) they are Direct Remit Accounts and are more than 60 days past original invoice date or more than 30 days past the due date;

(n) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (d) and (m) above;

(o) the Account is not payable in Dollars;

(p) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless a Loan Party duly assigns its rights to payment of such Account to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal agency, department or instrumentality, or, in the case of a state agency, department or instrumentality, pursuant to applicable law, which assignment and related documents and filings shall be in form, and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders;

(q) the Account is subject to any adverse security deposit, retainage or other similar advance made by or for the benefit of the Account Debtor, in each case to the extent thereof;

(r) such Account was invoiced (i) in advance of services provided, (ii) multiple times, or (iii) the associated income has not been earned;

(s) the Account Debtor is also an obligor to the Loan Party as evidenced by a promissory note;

(t) such Account arises from invoicing by the a Loan Party related to, reciprocal compensation, as historically defined by a Loan Party;

(u) notwithstanding the foregoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate exceed 10% of the total amount of all Eligible Billed Accounts Receivable at the time of any determination shall be deemed not to be an Eligible Billed Account Receivable to the extent of such excess.

In determining the aggregate amount of Accounts from the same Account Debtor that are unpaid more than 120 days from the date of invoice or more than 90 days from the due date pursuant to clause (d) above, there shall be excluded the amount of any net credit balances relating to Accounts of such Account Debtor with invoice dates more than 120 days prior to the date of determination or more than 90 days from the due date. Furthermore, in determining the aggregate amount of Direct Remit Accounts from the same Account Debtor that are unpaid more than 60 days from the date of invoice or more than 30 days from the due date pursuant to clause (m) above, there shall be excluded the amount of any net credit balances relating to Direct Remit Accounts of such Account Debtor with invoice dates more than 60 days prior to the date of determination or more than 30 days from the due date.

The value of such Accounts shall be their book value determined in accordance with GAAP.

“Eligible Real Property” means the real property listed on Schedule 1.01(a) (or otherwise reasonably acceptable to the Initial Lenders) owned by any of the Loan Parties (i) that is acceptable in the reasonable judgment of the Initial Lenders for inclusion in the borrowing base for the Facilities, (ii) in respect of which an appraisal report has been delivered to the Initial Lenders in form, scope and substance reasonably satisfactory to the Initial Lenders, (iii) in respect of which the Initial Lenders are satisfied that all actions necessary or desirable in order to create valid first priority and subsisting Liens (subject only to Permitted Liens) on such real property have been taken, including, with respect to material real properties of any Loan Party identified by the Initial Lenders in their reasonable discretion, the filing and recording of Mortgages in form and substance substantially in the form of Exhibit J (with such changes as may be required to account for local law matters) and otherwise in form and substance satisfactory to the Initial Lenders, (iv) in respect of which an environmental assessment report has been completed and delivered to the Initial Lenders in form and substance reasonably satisfactory to the Initial Lenders and which does not indicate any pending, threatened or existing Environmental Action, or non compliance with , or liability under, any Environmental Law, (v) which is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to the Initial Lenders, insuring that the Administrative Agent, for the benefit of the Secured Parties, shall have valid first and subsisting Liens on such real property, evidence of which shall have been provided in form and substance reasonably satisfactory to the Initial Lenders, and (vi) if required by the Administrative Agent, after consultation with the Initial Lenders: (A) in respect of which an American Land Title Association/American Congress on Surveying and Mapping form survey has been delivered for which all necessary fees have been paid and which is dated no more than 30 days prior to the date on which the applicable Mortgage is recorded, certified to Administrative Agent and the issuer of the title insurance policy in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such Eligible Real Property is located and acceptable to the Administrative Agent, and shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent; (B) in respect of which local counsel for the Loan Parties in states in which the Eligible Real Property is located have delivered a letter of opinion with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance satisfactory to the Administrative Agent; and (C) in respect of which the Borrower shall have used its reasonable good faith efforts to obtain estoppel certificates executed by all tenants of such Eligible Real Property and such other consents, agreements and confirmations of lessors and third parties have been delivered as the Administrative Agent may deem necessary or desirable, together with evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages have been taken.

“Eligible Unbilled Receivables” shall mean, an amount equal to, at any date of determination in connection with the submission of the weekly and monthly Borrowing Base Certificates (in accordance with Section 5.03(q)(ii)), (a) the bona fide amounts due to any Loan Party arising out of the purchase of services, which amounts (i) were originated in the ordinary course of business of such Loan Party, (ii) will be invoiced within thirty days of such determination and (iii) will be payable under terms of net sixty days or less, less (b) any reserves determined to be necessary or appropriate in the reasonable discretion of the Initial Lenders.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit, any Hazardous Material, or arising from alleged injury or threat to public or employee health or safety, as such relates to exposure to Hazardous Material, or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or judicial or agency interpretation, relating to pollution or protection of the environment, public or employee health or safety, as such relates to exposure to Hazardous Material, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in the UCC.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any

Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.

“ERISA Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M.

(London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Euros” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in legislation regarding the European and Monetary Union.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Agreement” has the meaning specified in the Preliminary Statements.

“Facility” means the Working Capital Facility or the Letter of Credit Sublimit.

“Facility Availability” means, at any time (a “measurement time”) (subject to the proviso set forth at the end of this definition),

(a) if such measurement time is prior to the date of entry of the Final Order, $750,000,000; and

(b) if such measurement time is on or after the date of entry of the Final Order, up to $1,100,000,000;

provided further that, at no measurement time shall Facility Availability exceed $750,000,000 unless on or prior to such measurement time the Initial Lenders (or their respective Affiliates) shall have received binding commitments from any of the Initial Lenders or one or more other financial institutions reasonably satisfactory to them to assume additional or new Commitments in an aggregate amount at least equal to an amount satisfactory to the Initial Lenders and such commitments shall be in effect at such measurement time.

“Fair Market Value” means the “as is” value of specified real estate assets as set forth in a recent appraisal report in form, scope and substance reasonably satisfactory to the Initial Lenders.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Order” has the meaning specified in Section 3.02(a)(ii)(C).

“First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date.

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Corporation” means any Foreign Subsidiary that constitutes a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

“Foreign Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that are organized outside of the laws of the United States or any state or other political subdivision thereof at such time.

“GAAP” has the meaning specified in Section 1.03.

“GCMG” has the meaning specified in the recital of parties to this Agreement.

“General Intangibles” has the meaning specified in the UCC.

“Globenet” means MFS Globenet, Inc., a Delaware corporation.

“Globenet Account” means bank accounts maintained by Globenet.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Guaranty” has the meaning specified in Section 8.01.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic or words of similar import under any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c).

“Indemnified Liabilities” has the meaning specified in Section 10.04(b).

“Indemnitees” has the meaning specified in Section 10.04(b).

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial L/C Issuer” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to have a Commitment.

“Initial Pledged Debt” means Debt in existence on the Petition Date which is evidenced by a promissory note payable to a Loan Party by a third party with a principal face amount in excess of $1,000,000 as listed opposite such Loan Party’s name on and as otherwise described in Schedule V hereto.

“Initial Pledged Equity” means the shares of stock and other Equity Interests in any Subsidiary of a Loan Party as set forth opposite each Loan Party’s name on and as otherwise described in Schedule IV hereto.

“Insufficiency” means, with respect to any ERISA Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property” has the meaning specified in Section 9.01(g).

“Intellectual Property Collateral” shall mean all Material Intellectual Property.

“Intellectual Property Security Agreement” has the meaning specified in Section 3.01(a)(vii).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interim Order” means a certified copy of an order entered by the Bankruptcy Court in substantially the form of Exhibit E.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” has the meaning specified in the UCC.

“Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any shares of capital stock (or other ownership or profit interests) or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect redemption, retirement, purchase or other acquisition for value by such Person from any other Person of any shares of capital stock of (or other ownership or profit interests in) such other Person, (d) the making of a deposit (other than any deposit permitted by Section 366 of the Bankruptcy Code) by such Person with, or any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (h) or (i) of the definition of “Debt” set forth in this Section 1.01 in respect of such other Person) and (e) any agreement to make any Investment; provided, however, that the term “Investment” shall not include any Restructuring Charge taken with respect to the international restructuring of the Company as set forth in the DIP Budget.

“Joint Lead Arrangers” means SSB, JP Morgan and GCMG in their capacities as joint lead arrangers.

“JP Morgan” has the meaning specified in the recital of parties to this Agreement.

“Lazard” has the meaning specified in Section 3.01(e).

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“L/C Cash Collateral Account” means a non-interest bearing cash collateral account to be opened with Citibank at its office at 399 Park Avenue, New York, New York 10043, in the name of the Borrower but under the sole dominion and control of the Administrative Agent and subject to the terms of this Agreement, including without limitation Article IX hereof.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means the Initial L/C Issuer and each Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 7.09 or 10.07.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender Party” means any Lender or L/C Issuer.

“Lenders” has the meaning specified in the recital of parties to this Agreement.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” means with respect to the L/C Issuer, the Letter of Credit Sublimit.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date.

“Letter of Credit Sublimit” means an amount equal to $250,000,000 as such amount may be reduced from time to time pursuant to Section 2.05. The Letter of Credit Sublimit is part of, and not in addition to, the Working Capital Commitments.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, if any, (iii) the DIP Financing Orders, (iv) the Collateral Documents and (v) any other document, agreement or instrument executed and delivered by a Loan Party in connection with the Facilities, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loan Value” means, at any date of determination, an amount equal to the sum of (a) the aggregate amount of the Available Billed Accounts Receivable at such time, (b) the aggregate amount of the Available Unbilled Receivables Limit at such time and (c) the Available Real Property Limit at such time.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the assets, business, condition (financial or otherwise), operations, performance, properties or prospects of (i) the Borrower, (ii) any Material Guarantor or (iii) the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the assets, business, condition (financial or otherwise), operations, performance, properties or prospects of (i) the Borrower, (ii) any Material Guarantor or (iii) the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Guarantors” means, on any date of determination, (a) those Guarantors set forth on Schedule 1.01(b) and (b) any other Guarantor that, on such date, has assets with a book value equal to or in excess of $500,000,000.

“Material Intellectual Property” means the Intellectual Property set forth on Schedule 1.01(c).

“Maturity Date” means the earlier of (i) July 23, 2004 and (ii) the effective date of a Reorganization Plan in respect of the Cases.

“Mortgages” means deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in form and substance satisfactory to the Initial Lenders.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights, options or other securities to acquire capital stock or other ownership or profit interest by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Debt permitted by Section 5.02(c) (other than Debt incurred under the Loan Documents) and secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof and are, in the case of clauses (a) and (c), at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and, in the case of clause (b), on the earlier of the dates on which the tax return covering such taxes is filed or required to be filed, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party; provided that if the amount deducted pursuant to clause (b) above is greater than the amount actually so paid, the amount of such excess shall constitute “Net Cash Proceeds”.

“Non-Filing Domestic Subsidiary” means each direct or indirect Subsidiary of the Borrower that is organized under the laws of the United States or any state or other political subdivision thereof that is not a party to a Case.

“Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Default” has the meaning specified in Section 7.05.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Outstanding Amount” means (i) with respect to Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Patents” has the meaning specified in Section 9.01(g)(i).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under Section 5.01(c); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt for borrowed money) (i) that are not overdue for a period of more than 60 days or (ii) the amount, applicability or validity of which are being contested in good faith and by appropriate proceedings diligently conducted and with respect to which the Borrower has established reserves in accordance with GAAP; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Liens securing the performance of, or payment in respect of, bids, tenders, government contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect; (f) easements, rights of way and other encumbrances on title to real property that (i) were in existence on the Petition Date or (ii) were not incurred in connection with and do not secure Debt and do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes or materially and adversely affect the use of the property encumbered thereby for its intended purposes; (g) purchase money Liens (including the interest of a lessor under a capital lease and purchase money Liens to which any capital property is subject at the time of acquisition thereof, and limited in each case to the capital property purchased with the proceeds thereof or subject to such capital lease); and (h) extensions, renewals or replacements of any Lien referred to in paragraphs (a) through (g) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; and provided further that the term “Permitted Liens”, when used with respect to any Collateral subject to a Mortgage, shall mean the “Permitted Liens” or “Permitted Encumbrances” as defined in such Mortgage only.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in Preliminary Statement (1).

“Pledged Collateral” means, collectively, (i) the Initial Pledged Equity, (ii) the Initial Pledged Debt, (iii) Pledged Equity which is (x) all Equity Interests in any domestic Subsidiary of a Loan Party other than the Initial Pledged Equity that arise after the Petition Date or (y) all Equity Interests in any third party entities which individually is valued (in accordance with GAAP) to be in excess of $1,000,000 and represents more than 10% ownership in such third party entity, (iv) Pledged Debt (other than the Initial Pledged Debt) which has a face principal amount in excess of $1,000,000 and which arises after the Petition Date and (v) any Pledged Investment Property (other than an Equity Interest) which has an individual value in excess of $1,000,000.

“Pledged Debt” has the meaning specified in Section 9.01(e)(iv).

“Pledged Equity” has the meaning specified in Section 9.01(e)(iii).

“Pledged Investment Property” has the meaning specified in Section 9.01(e)(v).

“Pre-Petition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Debt or trade payables or other pre-petition claims against the Borrower or any Guarantor.

“Preferred Stock” means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation’s assets, whether by dividend or upon liquidation.

“Prepayment Percentage” means (x) during the period from the Prior Effective Date through the first date on which the aggregate amount of the Net Cash Proceeds received from the sale, lease, transfer or other disposition of any of the assets set forth on Part B of Schedule 5.02(i) exceeds $100,000,000, 0%, (y) during the period from the date on which the aggregate amount of the Net Cash Proceeds received from the sale, lease, transfer or other disposition of any assets set forth on Part B of Schedule 5.02(i) exceeds $100,000,000 through the first date on which the aggregate amount of such proceeds exceeds $200,000,000, 50% of such amount in excess of $100,000,000 and (z) thereafter, 100% of such amount in excess of $200,000,000.

“Prior Effective Date” has the meaning specified in the Preliminary Statements.

“Professional Fees” means legal, consulting, and other advisor fees incurred in connection with the Cases, the Restructuring and this Agreement.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) under the applicable Facility or Facilities at such time and the denominator of which is the amount of such Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the amount of such Facility or Facilities as in effect immediately prior to such termination).

“Redeemable” means, with respect to any capital stock or other ownership or profit interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Reduction Amount” has the meaning specified in Section 2.06(b)(iv).

“Register” has the meaning specified in Section 10.07(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Contracts” has the meaning specified in Section 9.01(c).

“Reorganization Plan” shall mean a Chapter 11 plan of reorganization in any of the Cases of the Borrower or a Material Guarantor.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Working Capital Commitment at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time and (C) the Unused Working Capital Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of L/C Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Working Capital Commitments.

“Reserve for Taxes” means, at any time of determination, the sum of (a) the amount of Eligible Billed Accounts Receivable related to sales or excise taxes or other similar regulatory fees or obligations and (b) the aggregate amount payable to taxing authorities of any jurisdiction relating to Accounts.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restructuring” means the reorganization or discontinuation of the Company’s business, operations and structure in respect of (a) facility closures and the consolidation, relocation or elimination of operations and (b) related severance costs and other costs incurred in connection with the termination, relocation and training of employees.

“Restructuring Charges” means non-recurring and other one-time costs incurred by the Company in connection with the Restructuring.

“Secured Obligation” has the meaning specified in Section 9.01.

“Secured Parties” means, collectively, the Administrative Agent, the other Agents and the Lender Parties.

“Securitization Program” means the securitization of certain Accounts of the Borrower and its Subsidiaries pursuant to the Purchase Agreement, the Original Parallel Purchase Commitment and the Parallel Purchase Commitment. The “Purchase

Agreement” means the Third Amended and Restated Receivables Purchase Agreement dated as of May 23, 2002 among the Seller, the Borrower, as Servicer thereunder, Corporate Asset Funding Company, Inc., a Delaware corporation (“CAFCO”), Charta Corporation, a Delaware corporation (“CHARTA” and, together with CAFCO, the “CNAI Conduits”), Falcon Asset Securitization Corporation, a Delaware corporation (“FASC”), Jupiter Securitization Corporation, a Delaware corporation (“JSC” and, together with FASC, the “Bank One Conduits”), Giro Balanced Funding Corporation, a Delaware corporation (“GBFC”), Liberty Street Funding Corporation, a Delaware corporation (“Liberty”), Delaware Funding Corporation, a Delaware corporation (“Delaware Funding”), Paradigm Funding LLC, a Delaware limited liability company (“Paradigm”), Bank One, as Managing Agent for FASC and JSC and the Bank One Conduits’ respective successive Assignees, West LB, as Managing Agent for Paradigm and Paradigm’s successive Assignees, BLBNY, as Managing Agent for GBFC and GBFC’s successive Assignees, Nova Scotia, as Managing Agent for Liberty and Liberty’s successive Assignees, CNAI as Managing Agent for CAFCO and CHARTA and the CNAI Conduits’ respective successive Assignees and as Co-Lead Manager, and JPMorgan, as Managing Agent for Delaware Funding and Delaware Funding’s successive Assignees, as Co-Lead Manager and as Administrative Agent for the Purchasers, such Managing Agents and any other owners of Receivable Interests thereunder. The “Original Parallel Purchase Commitment” means the Amended and Restated Receivables Purchase Agreement dated as of October 24, 2001, as amended by Amendment No. 1 thereto dated as of March 26, 2002 among the Seller, the Servicer, the Liquidity Banks from time to time party thereto, the Group Managing Agents from time to time party thereto and Bank One, as Administrative Agent, as amended, restated or otherwise modified prior to the Prior Effective Date. The “Parallel Purchase Commitment” means the Second Amended and Restated Receivables Purchase Agreement dated as of May 23, 2002 among the Seller, the Servicer, the Liquidity Banks from time to time party thereto, the Group Managing Agents from time to time party thereto and JPMorgan, as Administrative Agent, which amends and restates the Original Parallel Purchase Commitment, and as the same may from time to time be further amended, supplemented or otherwise modified.

“Security Collateral” has the meaning specified in Section 9.01(e).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Commercial Letter of Credit.

“SSB” has the meaning specified in the recital of parties to this Agreement.

“Subagent” has the meaning specified in Section 9.06(b).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, that, for purposes of the Loan Documents, neither Digex nor any Subsidiary which is “classified” shall be a “Subsidiary” hereunder.

“Supermajority Lenders” means, at any time, Lenders owed or holding at least (i) solely for purposes of Section 5.03(e), 75% and (ii) for all other purposes, 60%, in each case, in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Working Capital Commitment at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time and (C) the Unused Working Capital Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of L/C Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Working Capital Commitments.

“Superpriority Claim” shall mean a claim against the Borrower or the Guarantor in any of the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any Sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment.

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the effective date of a Reorganization Plan and (iii) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Total Outstandings” means the aggregate Outstanding Amount of all Advances and all L/C Obligations.

“Trade Secrets” has the meaning specified in Section 9.01(g)(v).

“Trademarks” has the meaning specified in Section 9.01(g)(ii).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Working Capital Commitment” means, with respect to any Lender at any time, (a) such Lender’s Working Capital Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Working Capital Advances and L/C Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all L/C Advances made by the L/C Issuer pursuant to Section 2.03(c) and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Advance” has the meaning specified in Section 2.01(a).

“Working Capital Commitment” means, with respect to any Lender at any time, the amount set forth for such time opposite such Lender’s name on Schedule I hereto under the caption “Working Capital Commitment” or, if such Lender has entered into one or more Assignments and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(c) as such Lender’s “Working Capital Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Working Capital Facility” means, at any time, the aggregate amount of the Lenders’ Working Capital Commitments at such time.

“Yen” means the lawful currency of Japan.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).

Section 1.04 Amendment and Restatement of the Facilities, Generally. (a) Each party hereto hereby acknowledges and consents to the amendment and restatement of the Existing Agreement and the terms and provisions thereof on the terms set forth in this Agreement. Each party hereto hereby reaffirms the covenants and agreements contained in each Loan Document and certifies that, as of the date hereof (both before and after giving effect to the effectiveness of this Agreement), the representations and warranties contained therein are true and correct with the same effect as if made on the date hereof, except to the extent such representations or warranties expressly relate to a date prior to the date hereof (in which case such representations and warranties were true and correct as of such earlier date). Each party hereto further confirms that, except as amended and restated hereby, each Loan Document is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects, except that upon the effectiveness of this Agreement, all references contained therein (other than those that expressly relate to a date prior to the date hereof) to the “DIP Credit Agreement” or similar references shall mean the Existing Agreement as amended and restated by this Agreement.

(b) Each Advance and Letter of Credit issued under the Existing Agreement that is outstanding on the Effective Date shall be deemed to be and shall be an Advance or Letter of Credit, as applicable, under and in respect of this Agreement, including, without limitation, with respect to the payment of interest and fees, and all accrued and unpaid interest and fees in respect of such Advances and Letters of Credit shall be payable in accordance with the provisions of this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

Section 2.01 The Advances. (a) The Working Capital Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Working Capital Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an amount for each such Advance not to exceed such Lender’s Unused Working Capital Commitment at such time and

(ii) in an aggregate amount for all such Advances not to exceed such Lender’s ratable portion (based on the aggregate amount of the Unused Working Capital Commitments at such time) of the lesser of (A) the Borrowing Base Availability and (B) the amount of the Borrowing requested by the Borrower pursuant to the applicable Notice of Borrowing; provided, that the sum of (x) the aggregate principal amount of all Working Capital Advances and L/C Advances outstanding at such time plus (y) the aggregate Available Amount of all Letters of Credit outstanding at such time shall not exceed the Borrowing Base Availability at any time.

(b) Borrowings. Each Borrowing shall be in a principal amount of $5,000,000 or an integral multiple of $100,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding L/C Advances) and shall consist of Advances made simultaneously by the Lenders ratably according to the Lenders’ Commitments. Within the limits of each Lender’s Unused Working Capital Commitment in effect from time to time, the Borrower may borrow under Section 2.01(a), prepay pursuant to Section 2.06, and reborrow under Section 2.01(a).

Section 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) the Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any L/C Advances made by the L/C Issuer and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the L/C Issuer, as the case may be, and such other Lenders for repayment of such L/C Advances.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Working Capital Advances may not be outstanding as part of more than 15 separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from any Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance or make available on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by it.

Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Working Capital Facility’s ratable share of Total Outstandings would exceed the aggregate amount of the Working Capital Facility, (x) the aggregate Outstanding Amount of the outstanding Advances of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, or (z) the sum of (1) the aggregate principal amount of all Working Capital Advances and L/C Advances outstanding at such time plus (2) the aggregate Available Amount of all Letters of Credit outstanding at such time exceed the Borrowing Base Availability at such time. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Prior Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Prior Effective Date and which the L/C Issuer in good faith deems material to it; (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; (C) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or (D) such Letter of Credit is in an initial amount less than $25,000, or is to be denominated in a currency other than U.S. dollars, Canadian dollars, Australian dollars, pounds sterling, Euros or Yen; provided, that, in the case of any Letter of Credit denominated in a currency other than U.S. dollars, the reimbursement obligations of the Borrower thereunder shall be in U.S. dollars.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the U.S. dollar equivalent at such time (as reasonably determined by the L/C Issuer) of the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Borrowings, but subject to the amount of the Unused Working Capital Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a L/C Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Working Capital Advance or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any circumstances (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, any Agent-Related Person, any of their respective correspondents, participants or assignees of the L/C Issuer or any Agent-Related Person, and they may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s, any Agent-Related Person’s, or any of the respective correspondents, participants or assignees of the L/C Issuer or of any Agent-Related Person’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 110% of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash collateral shall be maintained in the L/C Cash Collateral Account.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

Section 2.04 Repayment of Advances. (a) (i) On the last Business Day of each calendar week, (ii) on any other Business Day on which the sum of (A) the aggregate amount on deposit in the Cash Concentration Account plus (B) the aggregate amount held by or for the benefit of the Borrower in securities accounts or other investment accounts that would otherwise be required to be held in the Cash Concentration Account is greater than $200,000,000 and (iii) on any other Business Day on which (x) the sum of the aggregate principal amount of the Advances outstanding at such time plus the aggregate Available Amount under all Letters of Credit outstanding at such time plus the aggregate amount of all other Obligations under the Loan Documents exceeds (y) an amount equal to 80% of the Borrowing Base Availability at such time, the Administrative Agent shall, in each case, apply all amounts on deposit in the Cash Concentration Account first, to the prepayment of the L/C Advances then outstanding until such Advances are paid in full if required under Section 2.03(g), second to the prepayment of the Working Capital Advances then outstanding until such Advances are paid in full and third to be deposited in the L/C Cash Collateral Account to cash collateralize 110% of the Available Amount of the Letters of Credit then outstanding.

(b) Working Capital Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Working Capital Advances then outstanding.

(c) L/C Advances. The Borrower shall repay to the Administrative Agent for the account of the L/C Issuer and each other Lender that has made a L/C Advance the outstanding principal amount of each L/C Advance made by each of them on the earlier of (A) the date of demand therefor and (B) the Termination Date.

Section 2.05 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon at least two Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Sublimit and the Unused Working Capital Commitments; provided, however, that each partial reduction shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Mandatory.

(i) The Working Capital Facility shall be automatically and permanently reduced on each date on which prepayment thereof is required to be made pursuant to clause (i) of Section 2.06(b) by an amount equal to the applicable Reduction Amount.

(ii) The Letter of Credit Sublimit shall be automatically and permanently reduced from time to time on the date of each reduction in the Working Capital Facility by the amount, if any, by which the amount of the Letter of Credit Sublimit exceeds the Working Capital Facility after giving effect to such reduction of the Working Capital Facility.

(c) Application of Commitment Reductions. Upon each reduction of the Working Capital Facility pursuant to this Section 2.05, the Commitment of each of the Lenders under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced in accordance with the Lenders’ respective Working Capital Commitments with respect to such Facility.

Section 2.06 Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice to the Administrative Agent received not later than 11:00 A.M. (New York, New York time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of Working Capital Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Mandatory.

(i) The Borrower shall, on the date of receipt of the Net Cash Proceeds by any Loan Party from the sale, lease, transfer or other disposition of any assets set forth on Part B of Schedule 5.02(i), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to the Prepayment Percentage of such Net Cash Proceeds. Each such prepayment of shall be applied as set forth in clause (iv) below.

(ii) The Borrower shall, on each Business Day, if applicable, prepay an aggregate principal amount of the Working Capital Advances comprising part of the same Borrowings and the L/C Advances equal to the amount by which (A) the sum of (x) the aggregate principal amount of the Working Capital Advances and the L/C Advances then outstanding plus (y) the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Working Capital Facility.

(iii) The Borrower shall, on each Business Day, if applicable, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Sublimit on such Business Day.

(iv) Prepayments made pursuant to clause (i) and (ii) above shall be first applied to prepay L/C Advances then outstanding, if any, until such Advances are paid in full, second applied ratably to prepay Working Capital Advances then outstanding, if any, comprising part of the same Borrowings until such Advances are paid in full and third, if required under Section 2.03(g), deposited in the L/C Cash Collateral Account; and, in the case of any prepayment of the Working Capital Facility pursuant to clause (i) above, the amount remaining, if any, from the Working Capital Facility’s ratable portion of such Net Cash Proceeds after the prepayment of the L/C Advances and the Working Capital Advances then outstanding and any required cash collateralization of Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amounts being referred to herein as the “Reduction Amount”) may be retained by the Borrower for use in its business and operations in the ordinary course. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the L/C Issuer or Lenders, as applicable.

(v) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.07 Interest. (a) Scheduled Interest. The Borrower shall pay interest on each Working Capital Advance owing to each Lender from the date of such Working Capital Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the first Business Day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than one month, on the first Business Day of each month that occurs during such Interest Period every month from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of a Default the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a) above.

(c) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate determined by the Administrative Agent for purposes of clause (a) above.

Section 2.08 Fees. (a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from the Prior Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date payable in arrears on the first Business Day of each month, and for the period from the first Business Day of the month ending immediately prior to the Termination Date through the Termination Date, on the Termination Date, at a rate equal to the Applicable Percentage on the sum of the daily Unused Working Capital Commitment of such Lender during such prior month; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears on the first Business Day of each month, on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such month of all Letters of Credit outstanding from time to time at a rate per annum equal to 3.50%.

(ii) The Borrower shall pay to the L/C Issuer, for its own account, (i) a fronting fee, payable in arrears on the first Business Day of each month and on the Termination Date, on the average daily amount of its Letter of Credit Commitment during such month, from the Prior Effective Date until the Termination Date, at the rate of 0.25% per annum and (ii) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer.

(c) Initial Lender Fees. The Borrower shall pay to the Administrative Agent for the account of the Initial Lenders (and their respective Affiliates) such other fees as may be from time to time agreed among the Borrower and the Initial Lenders (and their respective Affiliates).

Section 2.09 Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory.

(i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such

Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the

Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.11 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York, New York time) on the day when due (or, in the case of payments made by the Guarantor pursuant to Section 8.01, on the date of demand therefor) in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 10.07(c), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

(c) The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender Party any amount so due. Each of the Lender Parties hereby agrees to notify the Borrower promptly after any such setoff and application shall be made by such Lender Party; provided, however, that the failure to give such notice shall not affect the validity of such charge.

(d) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12 Taxes. (a) Any and all payments by the Borrower or any Guarantor hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower or any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower and each Guarantor hereby agree to pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, the Notes, or the Mortgages (hereinafter referred to as “Other Taxes”).

(c) Each of the Borrower and each Guarantor shall indemnify each Lender Party and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower or the relevant Guarantor, as the case may be, shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower or any Guarantor through an account or branch outside the United States or by or on behalf of the Borrower or such Guarantor by a payor that is not a United States person, if the Borrower or such Guarantor determines that no Taxes are payable in respect thereof, the Borrower or such Guarantor shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at its address referred to in Section 10.02, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall have delivered or shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or the Initial L/C Issuer, as the case may be, and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms 1001 or 4224 or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Lender Party delivers a form W-8, a certificate representing that such Lender Party is not a “bank” for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender Party providing a form W-8, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or, 4224 or W-8 (or the related certificate described above), that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower and/or the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

Section 2.13 Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07), (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time (other than pursuant to

Section 2.10, 2.12, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

Section 2.14 Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely (a) to provide financing for working capital, letters of credit, capital expenditures and other general corporate purposes of the Borrower and the Guarantors and, to the extent permitted elsewhere in this Agreement, their respective Subsidiaries and (b) to pay costs and expenses in connection with the Cases; provided, however that no amounts shall be paid pursuant to this Section 2.14 for fees and disbursements incurred by any Loan Party in connection with any investigation, assertion or prosecution of claims or causes of action against the Agents or any Lender Party, including, without limitation, (x) any objection to, the contesting in any manner of, or the raising of any defenses to, the validity, perfection, priority or enforceability of the Obligations under this Agreement or the Administrative Agent’s Liens upon the Collateral, or (y) any other rights or interest of the Agents or the Lender Parties under the Loan Documents but not including investigations, assertions or prosecutions of claims and causes of action arising from an Agent’s or a Lender’s failure to perform hereunder; provided, further that the proceeds of the Advances shall be available, and the Borrower agrees that it shall use all such proceeds in a manner substantially in accordance with, and in aggregate amounts substantially consistent with the amounts set forth in, (i) the budget forecast delivered pursuant to Section 5.03(e) and (ii) the DIP Budget.

Section 2.15 Defaulting Lenders. (a) In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b) In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

(i) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent in its capacity as Administrative Agent; and

(ii) second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c) In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder in its capacity as Administrative Agent;

(ii) second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.16 Evidence of Debt. (a) The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.17 Priority and Liens. Each of the Borrower and each Guarantor hereby covenants, represents and warrants that, upon entry of the Interim Order, the Obligations of the Borrower and such Guarantor hereunder and under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all unencumbered real, personal and mixed property of the Borrower and such Guarantor and on all cash maintained in the L/C Cash Collateral Account and any investments of the funds contained therein (excluding any avoidance actions under the Bankruptcy Code (but including the proceeds therefrom)); and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all real, personal and mixed property of the Borrower and such Guarantor that is subject to valid and perfected liens in existence on the Petition Date, junior to such valid and perfected Liens, subject and subordinated in each case with respect to clauses (i) through (iii) above, only to the Carve-Out. Except for the Carve-Out having priority over the Obligations, the Superpriority Claims shall at all times be senior to the rights of the Borrower, each Guarantor, any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases if any of the Borrower’s or the Guarantor’s cases are converted to cases under chapter 7 of the Bankruptcy Code.

Section 2.18 Payment of Obligations. Subject to the provisions of Section 6.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lender Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

Section 2.19 No Discharge: Survival of Claims. Each of the Borrower and each Guarantor agree that (i) its obligations hereunder shall not be discharged by the entry of an order confirming any Reorganization Plan (and each of the Borrower and each Guarantor, pursuant to Section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge), (ii) the Superpriority Claim granted to the Administrative Agent and the Lender Parties pursuant to the Order and described in Section 2.17 and the Liens granted to the Administrative Agent and the Lender Parties pursuant to the Order and described in Section 2.17 shall not be affected in any manner by the entry of any order by the Bankruptcy Court, including an order confirming any Reorganization Plan, and (iii) notwithstanding the terms of any Reorganization Plan, its Obligations hereunder and under each other Loan Document shall be repaid in full in accordance with the terms hereof and the terms of each other Loan Document, the Interim Order, and the Final Order.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

Section 3.01 Conditions Precedent to Effectiveness. This Agreement will become effective upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Initial Lenders (unless otherwise specified) and in sufficient copies for each Initial Lender:

(i) Certified copies of the resolutions of the Boards of Directors of each of the Borrower and each Material Guarantor approving the amendment and restatement of the Existing Agreement on the terms set forth in this Agreement, and of all documents evidencing other necessary constitutive action and, if any, governmental and other third party approvals and consents, if any, with respect to this Agreement and each other Loan Document.

(ii) To the extent available, and provided the same has not been previously delivered to the Administrative Agent, a copy of the charter or other constitutive document of each Guarantor and each amendment thereto, certified (as of a date reasonably near the Effective Date) by the Secretary of State of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.

(iii) A certificate of each of the Borrower and each Material Guarantor signed on behalf of the Borrower and such Guarantor, respectively, by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the accuracy and completeness of the charter of the Borrower or such Guarantor and the absence of any change thereto since the Prior Effective Date (a copy of which, if available on the Effective Date and not previously delivered to the Administrative Agent, shall be attached to such certificate); (B) the accuracy and completeness of the bylaws of the Borrower or such Guarantor as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Person referred to in Section 3.01(a)(i) were adopted and the absence of any change since the Prior Effective Date (a copy of which, if available on the Effective Date and not previously delivered to the Administrative Agent, shall be attached to such certificate); (C) the absence of any proceeding known to be pending for the dissolution, liquidation or other termination of the existence of the Borrower or any Guarantor; (D) the accuracy in all material respects of the representations and warranties made by the Borrower or such Guarantor in the Loan Documents to which it is or is to be a party as though made on and as of the Effective Date, before and after giving effect to all of the Borrowings and the issuance of all of the Letters of Credit to be made on such date and to the application of proceeds, if any, therefrom; and (E) the absence of any event occurring and continuing, or resulting from any of the Borrowings or the issuance of any of the Letters of Credit to be made on the Effective Date or the application of proceeds, if any, therefrom, that would constitute a Default.

(iv) A certificate of the Secretary or an Assistant Secretary of each of the Borrower and each Material Guarantor certifying the names and true signatures of the officers of the Borrower and such Guarantor, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder.

(v) Such certificates representing the Initial Pledged Equity of domestic entities that have not previously been delivered to the Administrative Agent as described and referred to on Schedule IV hereto as available, accompanied by stock powers, duly executed in blank.

(b) A favorable opinion of Weil, Gotshal & Manges LLP, counsel for the Loan Parties, in substantially the form of Exhibit D-1 hereto, and addressing such other matters as the Initial Lenders may reasonably request and a favorable opinion from Michael H. Salsbury, Executive Vice President and General Counsel of the Borrower, in substantially the form of Exhibit D-2 hereto.

(c) Payment of Fees. The Borrower shall have paid all outstanding fees and expenses due and payable to the Administrative Agent and the Initial Lenders.

Section 3.02 Conditions Precedent to Each Borrowing and Issuance. Each of (a) the obligation of each Lender to make a Working Capital Advance (other than a L/C Advance to be made by the L/C Issuer or a Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, and (b) the obligation of the L/C Issuer to issue a Letter of Credit (including the initial issuance of a Letter of Credit hereunder) or to renew a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing, issuance or renewal:

(i) the Lenders shall have received the Borrowing Base Certificate most recently required to be delivered pursuant to Section 5.03(q), the calculations contained in which shall be reasonably satisfactory to the Administrative Agent and the Initial Lenders,

(ii) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or renewal of such Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing, issuance or renewal such statements are true):

(A) the representations and warranties contained in each Loan Document, are correct in all material respects on and as of such date, before and after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, issuance or renewal, in which case as of such specific date;

(B) no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds, if any, therefrom, that constitutes a Default;

(C) the Interim Order is in full force and effect and has not been stayed, reversed, modified or amended in any respect without the prior written consent of the Initial Lenders, provided that at the time of the making of any Advance or the issuance of any Letter of Credit the amount of either of which, when added to the sum of the aggregate Advances outstanding and the aggregate Available Amount of all Letters of Credit then outstanding, would exceed the amount authorized by the Interim Order (collectively, the “Additional Credit”), the Administrative Agent and each of the Lenders shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit F hereto (the “Final Order”), which, in any event, shall have been entered by the Bankruptcy Court no later than 5:00 P.M. (New York City time) on October 17, 2002, and at the time of the extension of any Additional Credit the Final Order is in full force and effect, and has not been stayed, reversed, modified or amended in any respect that is adverse to the Lender Parties without the prior written consent of the Initial Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of Advances nor the issuance of any Letter of Credit nor the performance by the Borrower or the Guarantor of any of their respective obligations under any of the Loan Documents is the subject of a presently effective stay pending appeal;

(D) no Borrowing Base Deficiency will exist after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom; and

(E) the Borrower shall be in compliance with the requirements of Section 2.04(a).

(iii) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request, and

(iv) the Administrative Agent shall have received certified copies of the most recent Budget Variance Report.

Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto, and if a Borrowing occurs on the Effective Date, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation except where the failure to be in good standing is not reasonably likely to have a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation (or other entity) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect, and (iii) has all requisite constitutive power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of each Loan Party (other than the Borrower) has been validly issued, is fully paid and non-assessable and is owned by the Persons listed on Schedule 4.01 hereto in the percentages specified on Schedule II hereto free and clear of all Liens, except those created under the Collateral Documents or otherwise permitted under Section 5.02(a) hereof.

(b) Set forth on Schedule 4.01 hereto is a complete and accurate list of all Subsidiaries of each Loan Party (other than Subsidiaries of any Loan Party that such Loan Party is required to maintain as “classified”), showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as the case may be, and the percentage of the Equity Interest owned (directly or indirectly) by such Loan Party.

(c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of each aspect of the transactions contemplated hereby, are within such Loan Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) subject to the entry of the Interim Order by the Bankruptcy Court, violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties entered after the Petition Date or (iv) except for the Liens created under the Loan Documents, the Interim Order and the Final Order, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. Except as set forth on Schedule 4.01(c) or any such violation or breach which is stayed, no Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

(d) Except for the entry of the DIP Financing Orders, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of each aspect of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the requisite priority set forth in the DIP Financing Orders) or (iv) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(e) This Agreement has been, and each of the Notes, if any, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Loan

Document when delivered hereunder will be, subject to the entry of the Interim Order by the Bankruptcy Court, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2001, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and the interim Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2002, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended which have been furnished to each Lender Party present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of such dates and for such periods (it being understood that the representation and warranty contained in this Section 4.01(f) shall not be made prior to the date on which the financial statements described in Section 5.03(d)(ii) are delivered).

(g) The DIP Budget and all projected Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 5.03(e) were prepared and will be prepared, as applicable, in good faith on the basis of the assumptions stated therein, which assumptions were fair and will be fair in the light of conditions existing at the time of delivery of such DIP Budget or projections, as the case may be, and represented and will represent, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(h) Neither the Confidential Information Memorandum nor any other information, exhibits and reports furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party or to the Bankruptcy Court in connection with any Loan Document (other than to the extent that any such information, exhibits and reports constitute projections described in Section 4.01(g) above and any historical financial information delivered prior to the restatement thereof by the Borrower and its auditors) taken as a whole and in light of the circumstances in which made, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances in which any such statements were made, not misleading.

(i) Except as set forth on Schedule 3.01 or as disclosed in any SEC filings, there are no unstayed actions, suits, or proceeding affecting any Loan Party pending or, to the best knowledge of the Loan Parties, threatened before any court, governmental agency or arbitrator that (i) could be reasonably expected to be determined adversely to the Loan Party and, if so adversely determined, would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.

(j) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or any drawing under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) Other than the filing of the Cases and events related to such filing, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(l) As of the last annual actuarial valuation date, the funded current liability percentage, as defined in Section 302(d)(8) of ERISA, of each ERISA Plan exceeds 85%, and there has been no material adverse change in the funding status of any such ERISA Plan since such date.

(m) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that could reasonably be expected to result in any material liability of any Loan Party or any ERISA Affiliates.

(n) The operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits except for non-compliance that would not be reasonably likely to have a Material Adverse Effect, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and, to the knowledge of the Loan Parties after reasonable inquiry, no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could be reasonably likely to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could be reasonably likely to have a Material Adverse Effect.

(o) The DIP Financing Orders and the Collateral Documents create a valid and perfected security interest in the Collateral having the priority set forth therein securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable, as determined in the reasonable discretion of the Initial Lenders, to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(p) No Loan Party nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other law (other than Regulations T, U and X of the Board of Governors of the Federal Reserve System and the requirements of any public utility commission or public service commission) which regulates the incurrence of Debt.

(q) The Interim Order shall not have been stayed, amended, vacated, reversed or rescinded in any respect that is adverse to the Lender Parties. On the date of the making of any Advance or issuance of any Letter of Credit, the Interim Order or the Final Order,

as the case may be, will have been entered and will not have been amended, stayed, vacated or rescinded in any respect that is adverse to the Lender Parties. Upon the maturity (whether by the acceleration or otherwise) of any of the obligations of the Borrower and each Guarantor hereunder and under the other Loan Documents, the Lender Parties shall, subject to the provisions of Section 6.01, be entitled to immediate payment of such obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

(r) The Borrower has caused each of its Subsidiaries that is a party to a Case to become a Guarantor hereunder.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a) Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i)(A) if in the reasonable business judgment of the Borrower or such Guarantor, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) as otherwise permitted in connection with sales of assets permitted by Section 5.02(i).

(b) Insurance. (i) Keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses; and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (ii) maintain such other insurance or self insurance as may be required by law.

(c) Obligations and Taxes. Pay all its material obligations arising after the Petition Date promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising, or attributed to the period, after the Petition Date, before the same shall become in default, as well as all material lawful claims for labor, materials and supplies or otherwise arising after the Petition Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP).

(d) Access to Books and Records.

(i) Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and provide the Lender Parties and their representatives access to all such books and records during regular business hours, in order that the Lender Parties may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to any Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrower and the Guarantors with the officers and independent accountants of the Borrower.

(ii) The Borrower and the Guarantors will grant the Lender Parties access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters upon reasonable notice.

(iii) The Borrower and each Guarantor will, at any reasonable time and from time to time during regular business hours, upon reasonable notice, permit the Initial Lenders and/or any representatives designated by the Initial Lenders (including any consultants, accountants, lawyers and appraisers retained by the Initial Lenders) to visit the properties of the Borrower and the Guarantors to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Borrower or its Subsidiaries as the Initial Lenders may require, and to monitor the Collateral and all related systems.

(e) Use of Proceeds. Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.14.

(f) Restructuring Advisor; Chief Restructuring Officer. Retain at all times (i) Lazard or another restructuring advisor and (ii) AlixPartners, LLC or another chief restructuring officer reasonably acceptable to, and, in each case on terms reasonably acceptable to, the Initial Lenders.

(g) Priority. Acknowledge pursuant to Section 364(c)(1) of the Bankruptcy Code, the obligations of the Loan Parties hereunder and under the other Loan Documents constitute allowed Superpriority Claims.

(h) Validity of Loan Documents. Use its best efforts to object to any application made on behalf of any Loan Party or by any Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto.

(i) Maintenance of Cash Management System. Maintain a cash management system on terms reasonably acceptable to the Initial Lenders.

(j) Account Control Agreements. (i) Maintain, with respect to lockbox or other blocked accounts maintained in connection with the Securitization Program immediately prior to the termination thereof, and (ii) obtain and deliver to the Administrative Agent no later than October 31, 2002 (or such later date as the Initial Lenders may reasonably determine), with respect to all other lockbox and deposit accounts (other than disbursement accounts maintained in the ordinary course of business consistent with past practices), account control agreements with respect to all such lockboxes and other deposit accounts of the Borrower and each Guarantor in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that with respect to each deposit account listed on Schedule 5.01(j), and so long as the monthly collections into such deposit accounts do not exceed $2,000,000 in the aggregate, the applicable Loan Party shall only be required to implement standing wire instructions, in form reasonably satisfactory to the Administrative Agent, directing the funds therein to the Cash Concentration Account at the end of each Business Day.

(k) Additional Guarantors. Cause each Subsidiary that hereafter becomes party to a Case to execute a Guaranty Supplement within 30 days of becoming party thereto.

(l) Maintenance of Concentration Account. Maintain with the Administrative Agent an account or accounts (collectively, the “Cash Concentration Account”) (i) to be used by the Borrower and the Guarantors as their principal concentration accounts and (ii) into which shall be swept or deposited, on each Business Day, all cash of the Borrower and the Guarantors and the full available balances in excess of $250,000 in all of the operating and other bank accounts of the Borrower and the Guarantors (other than (i) disbursement accounts maintained in the ordinary course of business solely to fund disbursements when due and payable, (ii) accounts maintained for sale and use taxes and (iii) other accounts set forth on Schedule 5.01(l)) maintained at any institution other than Citibank.

(m) Lenders’ Financial Advisor. The Initial Lenders shall have the right at any time to appoint a financial advisor satisfactory to them in connection with this Agreement and the other Loan Documents, which financial advisor shall be permitted to exercise the rights of the Lender Parties under Section 5.01(d) hereof, and the fees and expenses of which shall be payable by the Borrower in accordance with Section 10.04(a).

(n) Post-Closing Conditions. Within the number of days set forth below after the Effective Date or such other period of time thereafter as determined by the Initial Lenders, acting reasonably, the Borrower shall deliver to the Administrative Agent the following:

(i) No later than October 31, 2002, such additional certificates representing Initial Pledged Equity of foreign entities described and referred to on Schedule IV hereto as available, accompanied by undated stock powers, duly executed in blank.

(ii) No later than October 31, 2002, such additional instruments evidencing the Initial Pledged Debt described and referred to on Schedule V hereto as available, duly indorsed in blank.

(o) Maintenance of Properties, Etc. Such Loan Party will maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not have a Material Adverse Effect; provided, that, this subsection (o) shall not prohibit the sale, transfer or other disposition of any such property consummated in accordance with the other terms of this Agreement.

Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a) Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or the Guarantors now owned or hereafter acquired by any of the Borrower or the Guarantors, other than: (i) Liens existing on the Petition Date, (ii) Permitted Liens, (iii) Liens in favor of the Administrative Agent and the Lenders and (iv) Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(c)(viii).

(b) Mergers, Etc. Consolidate or merge with or into another Person, except for the consolidation or merger of any Guarantor with or into the Borrower or another Guarantor.

(c) Debt. Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except for (i) Debt under this Agreement and the other Loan Documents, (ii) Debt incurred prior to the Petition Date, (iii) Debt arising from Investments among the Borrower and its Subsidiaries that are permitted hereunder, (iv) Debt owed to the Lenders or any of their respective Affiliates in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (v) Debt consisting of guaranties permitted by Section 5.02(d); (vi) Debt of Foreign Subsidiaries owing to third parties, (vii) Debt arising from Investments in Digex that are permitted hereunder and (viii) Debt arising from insurance premium or surety bond financings (A) existing on the Effective Date and set forth on Schedule 5.02(c)(viii) or (B) otherwise incurred on terms reasonably acceptable to the Initial Lenders; provided, that, with respect to clause (vi) above, the Net Cash Proceeds from such Debt shall be forthwith deposited into the Globenet Account and shall only be reinvested in the business of the Borrower and its Subsidiaries.

(d) Guarantees and Other Liabilities. Purchase or repurchase (or agree, contingently or otherwise, so to do) the Debt of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, except (i) for any guaranty of Debt or other obligations of the Borrower or any Guarantor if the Borrower or such Guarantor could have incurred such Debt or obligations under this Agreement and (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(e) Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any other Superpriority Claim that is pari passu with or senior to the claims of the Agents and the Lenders against the Borrower and the Guarantors except with respect to the Carve-Out.

(f) Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution, or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock), or set apart any sum for the aforesaid purposes; provided that any Guarantor may pay dividends to another Guarantor or to the Borrower.

(g) Transactions with Affiliates. Sell or transfer any property to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower and the Guarantors), other than in the ordinary course of business in good faith and at prices and on terms and conditions not less favorable to the Borrower or such Guarantor than could be obtained on an arms’-length basis from unrelated third parties.

(h) Investments. Make or hold, or permit any of its Subsidiaries to make, any Investment in any Person, except for (i) ownership by the Borrower or the Guarantors of the capital stock of each of the Subsidiaries listed on Schedule 4.02, (ii) Investments in Cash Equivalents and Investments by Globenet and the Foreign Subsidiaries in short-term securities and deposits similar in nature to Cash Equivalents and customary in the applicable jurisdiction, (iii) advances and loans existing on the Petition Date among the Borrower and the Subsidiaries (including any refinancings or extensions thereof but excluding any increases thereof or any further advances of any kind in connection therewith), which have been entered into in the ordinary course of business, (iv) intercompany loans (A) among the Borrower and the Guarantors, (B) among the Loan Parties and Globenet subject to the restrictions set forth in clause (viii) below and (C) among Foreign Subsidiaries, (v) advances and loans among the Borrower and the Guarantors entered into in the ordinary course of business, (vi) Investments in Non-filing Domestic Subsidiaries in an aggregate amount not to exceed $2,500,000 per month, (vii) Investments in Digex in an aggregate amount not to exceed $10,000,000 per month, (viii) subject to the proviso at the end of this subsection (h), Investments by the Loan Parties in Globenet for deposit in the Globenet Account in an aggregate amount for the Loan Parties not to exceed (A) $120,000,000 on a rolling four-week basis and (B) $900,000,000 for the period commencing October 1, 2002 through the Termination Date, (ix) Investments by Globenet in Foreign Subsidiaries from amounts on deposit in the

Globenet Account, (x) Investments not permitted by the foregoing clauses in an aggregate amount not to exceed $4,500,000 per month, (xi) Investments by Foreign Subsidiaries in other Foreign Subsidiaries and in the Loan Parties and (xii) Investments outstanding on the Prior Effective Date as set forth on Schedule 5.02(h). The Borrower or Guarantor shall not make any advances to an Affiliate of the Borrower that is not organized under the laws of the United States or any State or territory thereof or the District of Columbia other than Investments made in reliance on clause (viii) above; provided, that, with respect to clause (viii) above, no Loan Party shall be permitted to make any Investment in Globenet at any time when the aggregate amount on deposit in the Globenet Account and all other accounts held by Foreign Subsidiaries is greater than $225,000,000; provided, however, that any Investment which is permitted to be made pursuant to any of the above clauses in a specific period and which is not made during such period shall not be permitted to be carried-forward to the next period.

(i) Disposition of Assets. Sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of, any assets (including, without limitation, the capital stock of any Subsidiary) except for (i) sales of inventory, fixtures and equipment in the ordinary course of business, (ii) sales of surplus equipment no longer used in the businesses of the Borrower or the Guarantors, (iii) sales of assets (other than those described in clause (i) or (ii) hereof) with an aggregate fair market value not to exceed $10,000,000 as measured from the Prior Effective Date, (iv) sales of the assets set forth on Part A of Schedule 5.02(i), (v) sales of the assets set forth on Part B of Schedule 5.02(i) so long as the Net Cash Proceeds from any such sales shall be applied as set forth in Section 2.06(b)(i) and (vi) sales of assets of Foreign Subsidiaries (including, without limitation, the capital stock of any Subsidiary held by a Foreign Subsidiary) so long as any such sale shall not have a material adverse effect on the assets, business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole; provided, that, in each of the above cases (x) the consideration received by the Borrower or the relevant Guarantor shall consist only of cash and readily marketable securities and shall not be less than the fair market value of the assets sold or disposed of, (y) where required by law, the sale or disposition shall have received the approval of the Bankruptcy Court and (z) with respect to sales permitted under clause (vi) above, the Net Cash Proceeds of any such sale shall be forthwith deposited into the Globenet Account and shall only be reinvested in the business of the Borrower and its Subsidiaries.

(j) Nature of Business. Modify or alter, or permit any of its Subsidiaries to modify or alter, in any material manner the nature and type of its business as conducted at or prior to the Petition Date or the manner in which such business is conducted (except as required by the Bankruptcy Code), it being understood that sales permitted by Section 5.02(i) and discontinuing operations expressly identified as operations to be discontinued in the DIP Budget shall not constitute such a material modification or alteration.

(k) Cash Management System. Modify or alter in any material manner its intercompany cash management system, except on terms reasonably acceptable to the Initial Lenders.

(l) Limitation on Prepayments and Pre-Petition Obligations. Except as otherwise allowed pursuant to the Interim Order or the Final Order, (i) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Pre-Petition Debt or other pre-Petition Date obligations of the Borrower or Guarantor, (ii) pay any interest on any Pre-Petition Debt of the Borrower or Guarantor (whether in cash, in kind securities or otherwise), or (iii) except as provided in the Interim Order, the Final Order or any order of the Bankruptcy Court and approved by the Required Lenders, make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), or apply to the Court for the authority to do any of the foregoing; provided that (x) the Borrower may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code, (y) the Borrower may make payments permitted by the First Day Orders, and (z) the Borrower may make payments to such other claimants and in such amounts as may be consented to by the Lenders and approved by the Court. In addition, no Loan Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition which such Loan Party is prohibited from making under the provisions of this subsection (l).

(m) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries during any fiscal quarter to exceed the amount set forth below for such fiscal quarter, as determined on the last day of such fiscal quarter:

Quarter Ending	Amount
September 2002	$373,000,000
December 2002	$373,000,000
March 2003	$302,000,000
June 2003	$302,000,000
September 2003	$302,000,000
December 2003	$302,000,000
March 2004	$302,000,000
June 2004	$302,000,000

; provided, however, that if, for any quarter set forth above, the amount specified above for such quarter exceeds the aggregate amount of Capital Expenditures made by the

Borrower during such quarter (the amount of such excess being the “Excess Amount”), the Borrower shall be entitled to make additional Capital Expenditures (x) in the first month of the immediately succeeding quarter in an amount equal to 100% of the Excess Amount and (y) in the subsequent two-months of the immediately succeeding quarter in an amount equal to 50% of the Excess Amount less the amount of the Excess Amount applied during the first month of such immediately succeeding quarter.

Section 5.03 Reporting Requirements. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent:

(a) Default Notice. As soon as possible and in any event within two Business Days after any Loan Party or any senior officer thereof has knowledge of the occurrence of each Default or within five Business Days after any Loan Party or any senior officer has knowledge of the occurrence of any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer (or person performing similar functions) of the Borrower setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Monthly Financials. For each month, as soon as available and in any event within 30 days (or, solely for the month ending December 31, 2002, 75 days) after the end of each such month (other than, commencing with the month ending September 30, 2003, the months of March, June, September and December of each Fiscal Year, which shall be furnished to the Lender Parties together with the Consolidated financial statements for the fiscal quarter or Fiscal Year, as applicable, of the Borrower ending on or about the last day of such month pursuant to Section 5.03(c) and (d) below), in each case, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, and Consolidated statements and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth (i) in comparative form the corresponding figures for the corresponding month in the DIP Budget and (ii) (commencing for the first month ending after the first anniversary of the Prior Effective Date), in each case in comparative form the corresponding figures for the corresponding month of the immediately preceding Fiscal Year, all in reasonable detail and duly certified by a Responsible Officer of the Borrower.

(c) Quarterly Financials. Commencing with the fiscal quarter ending September 30, 2003, as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or such earlier date as the Borrower may be required by the SEC to deliver its Form 10-Q), a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and Consolidated statements of income cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth (commencing with the first quarter following the first anniversary of the Prior Effective Date), in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in conformity with GAAP of the computations used by the Borrower in determining compliance with the covenants contained in Sections 5.02(m) and 5.04, provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Sections 5.02(m) and 5.04 a statement of reconciliation conforming such financial statements to GAAP.

(d) Annual Financials. (i) As soon as available and in any event no later than 90 days following the end of the Fiscal Year ending December 31, 2003 (or such earlier date as the Borrower may be required by the SEC to deliver its Form 10-K), a copy of the annual audit report for such Fiscal Year, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (A) an opinion acceptable to the Initial Lenders of KPMG LLP or other independent public accountants of recognized national standing or otherwise acceptable to the Initial Lenders and (B) a certificate of a Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Initial Lenders of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.02(m) and 5.04; provided, that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.02(m) and 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(ii) As soon as available and in any event no later than August 31, 2003, final annual audited financial statements for the Borrower and its Subsidiaries on a Consolidated basis for the Fiscal Years 2000, 2001 and 2002, each in form reasonably satisfactory to the Initial Lenders.

(e) Cash Flows. On each second Wednesday, commencing October 2, 2002, a cash flow forecast detailing cash receipts and cash disbursements on a weekly basis for the next 13 weeks, the information and calculations contained in which shall be reasonably satisfactory to (i) the Initial Lenders and (ii) at any time when the sum of (A) the aggregate principal amount of the Working Capital Advances and the Letter of Credit Advances outstanding at such time plus (B) the aggregate Available Amount under all Letters of Credit outstanding at such time plus (C) the aggregate amount of all other

Obligations under the Loan Documents exceeds $750,000,000, the Supermajority Lenders; provided, that, any objection by the Supermajority Lenders pursuant to clause (ii) above shall be by written notice to the Administrative Agent no later than 5 Business Days following delivery of the applicable cash flow forecast.

(f) DIP Budget Supplement. No later than July 31, 2003, a supplement to the DIP Budget setting forth on a monthly basis for the remainder of the term of the Facility an updated forecast of the information contained in the DIP Budget for such period and a written set of supporting assumptions, all in form reasonably satisfactory to the Initial Lenders.

(g) ERISA Events and ERISA Reports. Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred with respect to an ERISA Plan, a statement of the chief financial officer (or person performing similar functions) of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(h) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.

(i) Actuarial Reports. Promptly upon receipt thereof by any Loan Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 90% or the unfunded current liability of which exceeds $5,000,000.

(j) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.

(k) Litigation. Promptly after the commencement thereof, notice of all unstayed actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.

(l) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party sends to its public stockholders, copies of all regular, periodic and special reports, and all registration statements, that any Loan Party files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, and copies of all private placement or offering memoranda pursuant to which securities of any Loan Party that are exempt from registration under the Securities Act are proposed to be issued and sold thereby.

(m) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any Eligible Real Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

(n) Bankruptcy Pleadings, Etc. Promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any of the Loan Parties with the Bankruptcy Court in the cases, or distributed by or on behalf of any of the Loan Parties to any Official Committee appointed in the cases, providing copies of same to the Initial Lenders and counsel for Administrative Agent.

(o) Budget Variance Reports. As soon as practicable and in any event no later than the third Business Day of each week, deliver to the Administrative Agent and the Lender Parties the Budget Variance Report for the preceding week.

(p) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender Party (through the Administrative Agent), the Administrative Agent or any of their advisors may from time to time reasonably request.

(q) Borrowing Base Certificate. A Borrowing Base Certificate substantially in the form of Exhibit I as of the date so requested, in each case with supporting documentation (including, without limitation, the documentation described in Schedule 1 to Exhibit I (a) and (b)) shall be furnished to the Initial Lenders: (i) as soon as available and in any event prior to the Initial Extension of Credit, (ii)(A) after the Initial Extension of Credit, on or before the third Business Day following the end of each week, which weekly Borrowing Base Certificate shall reflect the Accounts updated as of the immediately preceding Friday and (B) thereafter on or before the 20th day following the end of each fiscal month, which monthly Borrowing Base Certificate shall reflect the Accounts updated as of the end of each such month, and (iii) if requested by the Initial Lenders at any other time when the Initial Lenders reasonably believe that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request, in each case with supporting documentation as the Initial

Lenders may reasonably request (including without limitation, the documentation described on Schedule 1 to Exhibit I (a) and (b)).

Section 5.04 Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a) Minimum Cash Flow. Maintain Consolidated Cash Flow of the Borrower and its Subsidiaries for any month of not less than the amount set forth below for such month set forth below, as determined for the three months then ended:

Month Ending	Cumulative Amount
September 2002	$100,000,000
October 2002	$125,000,000
November 2002	$125,000,000
December 2002	$100,000,000
January 2003	$150,000,000
February 2003	$160,000,000
March 2003	$200,000,000
April 2003	$145,000,000
May 2003	$145,000,000
June 2003	$130,000,000
July 2003	$145,000,000
August 2003	$180,000,000
September 2003	$185,000,000
October 2003	$175,000,000
November 2003	$150,000,000
December 2003	$140,000,000
January 2004	$155,000,000
February 2004	$150,000,000
March 2004	$165,000,000
April 2004	$165,000,000
May 2004	$165,000,000
June 2004	$165,000,000

(b) Permitted Negative Budget Variance. Not permit, on the last Business Day of each week, the aggregate principal amount of the Advances outstanding to exceed an amount equal to $100,000,000 above the amount shown in the budget forecasts to be provided pursuant to Section 5.03(e), as applicable.

(c) Maximum Restructuring Charges. Not permit the aggregate amount of Restructuring Charges to exceed (i) $175,000,000 during the period from the Prior Effective Date through June 30, 2003 and (ii) $50,000,000 thereafter until the Maturity Date.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest on any Advance when the same shall become due and payable or any Loan Party shall fail to make any other payment under any Loan Document after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 2.14, 5.01(f), 5.02, 5.03(a), (b), (c), (d) or (f), or 5.04 or (ii) any term, covenant or agreement (other than those listed in clause (i) above) contained in Article V hereof, if such failure shall remain unremedied for 5 days; or

(d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days; or

(e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $10,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $10,000,000, and such other event or condition shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (iii) one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $10,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) one or more final, non-appealable judgments or orders for the payment of money in excess of $1,250,000, individually, or $20,000,000, in the aggregate at any time, as an administrative expense of the kind specified in Section 503(b) of the Bankruptcy Code shall be rendered against any Loan Party or any of its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(g) (i) one or more judgments or orders shall be rendered against any Loan Party or any of its Subsidiaries imposing a constructive trust or similar remedy on any property in the possession of such Loan Party or such Subsidiary, in an aggregate amount at any time for all Loan Parties in excess of $17,000,000, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect (each such judgment or order being, a “Constructive Trust Order”) or (ii) one or more nonmonetary judgments or orders shall be rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party intended to be a party to it, or any such Loan Party shall so state in writing; or

(i) any Collateral Document after delivery thereof pursuant to Section 3.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby; or

(j) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) is reasonably likely to have a Material Adverse Effect; or

(k) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,000,000; or

(m) any of the Cases concerning the Borrower or Material Guarantors shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal of any of the Cases concerning the Borrower or Material Guarantors under Section 1112 of the Bankruptcy Code or otherwise; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; or an application shall be filed by the Borrower or any Guarantor for the approval of any other Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or

(n) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Borrower or the Guarantors that have a value in excess of $10,000,000 in the aggregate, provided, that, this subsection (n) shall not apply to any order granting relief from the automatic stay pursuant to which a creditor exercises valid setoff rights pursuant to Section 553 of the Bankruptcy Code; or

(o) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period in excess of 10 days, vacating or otherwise modifying in a manner that is adverse to the Lenders either of the DIP Financing Orders or terminating the use of cash collateral by the Borrower or the Guarantors pursuant to the DIP Financing Orders; or

(p) except as permitted by the DIP Financing Orders or the First Day Orders, the Borrower, each Guarantor or any of their Subsidiaries (including all present and future debtors) shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in respect of: (i) accrued payroll and related expenses and employee benefits as of the Petition Date, (ii) the claims of common carriers and warehousemen in a total amount not in excess of $250,000, and (iii)(A) sales and use taxes and (B) other similar regulatory fees or obligations the payment of which has been compelled by the Bankruptcy Court; provided, that, each Loan Party may make payments to such other claimants and in such amounts as may be consented to by the Agents, the Required Lenders, and approved by the Bankruptcy Court; or

(q) default in any material respect shall be made by the Borrower or any Guarantor in the due observance or performance of any term or condition contained in any DIP Financing Order; or

(r) any Loan Party shall bring a motion in the Cases: (i) to obtain working capital financing from any Person other than Lenders under Section 364(d) of the Bankruptcy Code; or (ii) to obtain financing from any Person other than the Lenders under Section 364(c) of the Bankruptcy Code (other than with respect to a financing used, in whole or part, to repay in full the Obligations); or (iii) to grant any Lien other than those permitted under Section 5.02(a) upon or affecting any Collateral; or (iv) to use Cash Collateral of the Administrative Agent or Lenders under Section 363(c) of the Bankruptcy Code without the prior written consent of the Lenders or Required Lenders (as provided in Section 10.01); except to pay the Carve-Out or (v) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code; or (vi) to effect any other action or actions adverse to the Administrative Agent or Lenders or their rights and remedies hereunder or their interest in the Collateral that would, individually or in the aggregate, have a Material Adverse Effect; or

(s) the entry of the Final Order shall not have occurred by 5:00 P.M. (New York City time) on October 17, 2002; or

(t) any challenge by any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; or

(u) a Change of Control shall occur.

then, and in any such event, subject only to the giving of an “Enforcement Notice” under and as defined in the DIP Financing Orders to the parties entitled thereunder to receive such notice, without further order of or application to the Bankruptcy Court, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than L/C Advances by the L/C Issuer or a Lender pursuant to Section 2.03(c)) and of the L/C Issuer to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to 110% of the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

ARTICLE VII

THE AGENTS

Section 7.01 Appointment and Authorization of the Agents. (a) Each Lender Party hereby irrevocably appoints, designates and authorizes each of the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender Party or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express)

obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to each Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VII and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

Section 7.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 7.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender Party or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender Party or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 7.04 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent, as applicable. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the relevant Agent or Agents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 7.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to any Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent, in consultation with the Initial Lenders, shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VI; provided, however, that unless and until the Administrative Agent has received any such direction, it may (but shall not be obligated to) take such action, or refrain from taking such action, in each case, in consultation with the Initial Lenders, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 7.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 7.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by any Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of each of the Agents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.07 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Lender Party, its directors, shareholders or creditors and whether or not the transactions contemplated hereby are consummated.

Section 7.08 Agents in Their Individual Capacity. CUSA, Citibank, JPMorgan Chase Bank, GECC and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though CUSA, Citibank, JPMorgan Chase Bank and GECC, as the case may be, were not an Agent or L/C Issuer hereunder, as the case may be, and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each of CUSA, Citibank, JPMorgan Chase Bank, GECC and each of their respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that each of CUSA, Citibank, JPMorgan Chase Bank, GECC and their respective Affiliates shall be under no obligation to provide such information to them. With respect to its Loans, each of CUSA, Citibank, JPMorgan Chase Bank, GECC and their respective Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or the L/C Issuer, as the case may be, and the terms “Lender” and “Lenders” include each of CUSA, Citibank, JPMorgan Chase Bank, GECC in its individual capacity.

Section 7.09 Successor Agent. Each Agent may resign from acting in such capacity upon 30 days’ notice to the Lenders and the Borrower; provided that any such resignation by CUSA shall also constitute the resignation by Citibank as L/C Issuer. If an Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and L/C Issuer and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated and in the case of the Administrative Agent, the retiring L/C Issuer’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Agent or L/C Issuer, as the case may be, or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring with respect to such Letters of Credit. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII and Section 10.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 7.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 7.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a);

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or if all of such Person’s assets are sold or liquidated as permitted under the terms of the Loan Documents and the proceeds thereof are distributed to the Borrower; and

(d) to acquire, hold and enforce any and all Liens on Collateral granted by and of the Loan Parties to secure any of the Secured Obligations, together with such other powers and discretion as are reasonably incidental thereto.

Upon request by the Administrative Agent at any time, the Required Lenders (acting on behalf of all the Lenders) will confirm in writing that the Administrative Agent’s authority to release Liens or subordinate the interests of the Secured Parties in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.11.

Section 7.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book runner,” “joint book runner,” “lead manager,” “arranger,” “lead arranger” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

SUBSIDIARY GUARANTY

Section 8.01 Subsidiary Guaranty. Each Guarantor, severally, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Article VIII being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties solely in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to the Administrative Agent or any of the other Secured Parties under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Section 8.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and such Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

(a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any Subsidiary Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other property and assets of any other Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any other Loan Party or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party, as the case may be (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute this Guaranty or any other guarantee or agreement of the release or reduction of the liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, all as though such payment had not been made.

Section 8.03 Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of such Guarantor’s obligations hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of the such Guarantor under this Guaranty, foreclose under any Mortgage by nonjudicial sale, and such Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

Section 8.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all of the Letters of Credit shall have expired, terminated or been cancelled and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the full drawing, termination, expiration or cancellation of all Letters of Credit, and (c) the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) all of the Letters of Credit shall have expired, terminated or been cancelled, and (iv) the Termination Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to such

Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor.

Section 8.05 Additional Guarantors. Upon the execution and delivery by any Person of a guaranty joinder agreement in substantially the form of Exhibit H hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall include each such duly executed and delivered Guaranty Supplement.

Section 8.06 Continuing Guarantee; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the full drawing, termination, expiration or cancellation of all Letters of Credit, and (iii) the Termination Date, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Advances owing to it and the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party under this Article VIII or otherwise, in each case as provided in Section 10.07.

Section 8.07 No Reliance. Each Guarantor has, independently and without reliance upon any Agent or any Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

ARTICLE IX

SECURITY

Section 9.01 Grant of Security. To induce the Lenders to make the Advances, and the L/C Issuer to issue Letters of Credit, each Loan Party hereby grants to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Loan Party under the Loan Documents and any agreement or document relating to any treasury management services provided by the Secured Parties or their Affiliates to the Borrower or any Guarantor, all letters of credit issued by the L/C Issuer for the benefit of the Borrower or any Guarantor, all hedge agreements entered into with the Borrower or any Guarantor by the Secured Parties or their Affiliates, and each agreement or instrument delivered by any Loan Party pursuant to any of the foregoing (whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise) (collectively, the “Secured Obligations”) a continuing first priority Lien and security interest (subject only to (i) valid and perfected Liens in existence on the Petition Date and junior to such valid and perfected Liens, (ii) valid, enforceable and nonavoidable Liens existing as of the Petition Date, but perfected after the Petition Date and only to the extent such post-petition perfection is expressly permitted under the Bankruptcy Code, and (iii) the Carve-Out) in accordance with subsections 364(c)(2) and (3) of the Bankruptcy Code in and to all Collateral of such Loan Party. “Collateral” means, except as otherwise specified in the DIP Financing Orders, all of the property and assets of each Loan Party and its estate, real and personal, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located, including but not limited to:

(a) all Equipment;

(b) all Inventory;

(c) all Accounts (and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) all General Intangibles;

(e) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other Equity Interests from time to time acquired by such Loan Party in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; provided that no Loan Party shall be required to pledge any shares of stock in any Foreign Subsidiary owned or otherwise held by such Loan Party which, when aggregated with all of the other shares of stock in such Foreign Subsidiary pledged by any Loan Party, would result in more than 65% of the shares of stock in such Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956(d)(2) promulgated under the Internal Revenue Code) (the “Voting Foreign Stock”) (on a fully diluted basis) being pledged to the Administrative Agent, on behalf of the Secured Parties, under this Agreement (although all of the shares of stock in such Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Non-Voting Foreign Stock”) shall be pledged by each of the Loan Parties that owns or otherwise holds any such Non-Voting Foreign Stock therein); provided further that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by such Loan Party of any additional shares of stock in any such Foreign Subsidiary to the Administrative Agent, on behalf of the Secured Parties, under this Agreement would not result in an increase in the aggregate net consolidated tax liabilities of the Borrower and its Subsidiaries, then, promptly after the change in such laws, all such additional shares of stock shall be so pledged under this Agreement;

(iv) all additional indebtedness from time to time owed to such Loan Party (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(v) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Loan Party has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto (the “Pledged Investment Property”);

(f) the following (collectively, the “Account Collateral”):

(i) all deposit and other bank accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such accounts;

(ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Loan Party, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(g) the following (collectively, the “Intellectual Property”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration in the United States (other than patent applications) set forth in Schedule II hereto (as such Schedule II may be supplemented from time to time by supplements to the IP Security Agreement, each such supplement being substantially in the form of Exhibit G hereto (an “IP Security Agreement Supplement”), executed by such Loan Party to the Administrative Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Loan Party accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Loan Party, now or hereafter, is a party or a beneficiary, including, without limitation, the material and key agreements not entered into in the ordinary course of business set forth in Schedule III hereto (such scheduled agreements, the “IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) all of the right, title and interest of the Loan Parties in all real property the title to which is held by the Loan Parties, or the possession of which is held by the Loan Parties pursuant to leasehold interest, and in all such leasehold interests, together in each case with all of the right, title and interest of the Loan Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof (collectively, the “Real Property Collateral”);

(i) all proceeds of licenses granted to the Loan Parties by the Federal Communications Commission;

(j) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Loan Party pertaining to any of the Collateral; and

(k) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (j) of this Section 9.01 and this clause (k)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;

provided, that, the Administrative Agent and each Lender acknowledge and recognize that any assignment or grant of a security interest in any licenses or other regulatory authorizations by the Loan Parties is subject to restrictions imposed by the Federal Communications Commission or any Public Utility Commission on such Loan Party’s ability to assign its interest in or transfer control of any licenses or regulatory authorizations and likewise, the Administrative Agent and each Lender acknowledge and recognize that each Loan Party’s assignment of or grant of a security interest in any state or local franchises or licenses may be subject to similar government restrictions, and the Secured Parties agree that such assignments and grants are limited to only the proceeds of such licenses and regulatory authorizations (to the extent such licenses and regulatory authorizations are subject to such governmental restrictions).

Section 9.02 Further Assurances. (a) Each Loan Party agrees that from time to time, at the expense of such Loan Party, such Loan Party will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that any Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Loan Party hereunder or to enable such Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Loan Party. Without limiting the generality of the foregoing, each Loan Party will promptly with respect to Collateral of such Loan Party: (i) at the request of any Agent, mark conspicuously each document included in Inventory, each chattel paper included in Accounts, each Related Contract, and each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to such Agent, indicating that such document, chattel paper, Related Contract, or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to such Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to such Agent; (iii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as any Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Loan Party hereunder; (iv) at the request of any Agent, deliver to such Agent for benefit of the Secured Parties certificates representing Pledged Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (v) take all action necessary to ensure that such Agent has control of Pledged Collateral and of Collateral consisting of deposit accounts, electronic chattel paper, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and in Section 16 of the Uniform Electronics Transactions Act, as in effect in the jurisdiction governing such transferable record; (vi) at the request of any Agent, take all necessary action to ensure that such Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; (vii) at the reasonable request of any Agent, cause such Agent to be the beneficiary under all letters of credit that constitute Collateral, with the exclusive right to make all draws under such letters of credit, and with all rights of a transferee under Section 5-114(e) of the UCC; and (viii) deliver to such Agent evidence that all other action that such Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Loan Party under this Agreement has been taken. From time to time upon reasonable request by any Agent, each Loan Party will, at such Loan Party’s expense, cause to be delivered to such Agent, for the benefit of the Secured Parties, an opinion of counsel, from outside counsel reasonably satisfactory to such Agent, as to such matters relating to the transactions contemplated by this Article IX as such Agent may reasonably request.

(b) Each Loan Party hereby authorizes each Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Loan Party, in each case without the signature of such Loan Party, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Loan Party ratifies its authorization for each Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Loan Party will furnish to each Agent from time to time statements and schedules further identifying and describing the Collateral of such Loan Party and such other reports in connection with such Collateral as such Agent may reasonably request, all in reasonable detail.

(d) Notwithstanding subsections (a) and (b) of this Section 9.02, or any failure on the part of any Loan Party or any Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Interim Order and the Final Order, as applicable. No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order or the Final Order.

Section 9.03 Rights of Lender; Limitations on Lenders’ Obligations. (a) Loan Parties Remain Liable. Subject to each Loan Party’s rights and duties under the Bankruptcy Code (including Section 365 of the Bankruptcy Code), and anything herein to the contrary notwithstanding, (a) each Loan Party shall remain liable under the contracts and agreements included in such Loan Party’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Except as otherwise provided in this subsection (b), each Loan Party will continue to collect, at its own expense, all amounts due or to become due such Loan Party under the Accounts and Related Contracts. In connection with such collections, such Loan Party may take (and, at the Administrative Agent’s direction, will take) such action as such Loan Party or the Administrative Agent may deem necessary or advisable to enforce collection of the Accounts and Related Contracts; provided, however, that, subject to any requirement of notice provided in the DIP Financing Orders or in Section 6.01, the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of a Default, to notify the obligors under any Accounts and Related Contracts of the assignment of such Accounts and Related Contracts to the Administrative Agent and to direct such obligors to make payment of all amounts due or to become due to such Loan Party thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Loan Party, to enforce collection of any such Accounts and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Loan Party might have done, and to otherwise exercise all rights with respect to such Accounts and Related Contracts, including, without limitation, those set forth in Section 9-607 of the UCC. Upon and during the exercise by the Administrative Agent on behalf of the Lenders of any of the remedies described in the proviso of the immediately preceding sentence, (i) any and all amounts and proceeds (including, without limitation, instruments) received by such Loan Party in respect of the Accounts and Related Contracts of such Loan Party shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be deposited in a collateral account maintained with the Administrative Agent and applied as provided in Section 9.07(b) and (ii) such Loan Party will not adjust, settle or compromise the amount or payment of any Account or amount due on any Related Contract, release wholly or partly any obligor thereof, or allow any credit or discount thereon. No Loan Party will permit or consent to the subordination of its right to payment under any of the Accounts and Related Contracts to any other indebtedness or obligations of the obligor thereof.

(c) Each Initial Lender shall have the right to make test verification of the Accounts (other than Accounts that any Loan Party is required to maintain as “classified”) in any manner and through any medium that it considers advisable in its reasonable discretion, and each Loan Party agrees to furnish all such assistance and information as any Initial Lender may reasonably require in connection therewith.

Section 9.04 Covenants of the Loan Parties with Respect to Collateral. Each Loan Party hereby covenants and agrees with the Administrative Agent that from and after the date of this Agreement and until the Secured Obligations (other than contingent indemnification obligations which are not then due and payable) are fully satisfied or cash collateralized:

(a) Delivery and Control of Pledged Collateral.

(i) All certificates or instruments representing or evidencing Pledged Collateral shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto at the request of the Administrative Agent, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the

Administrative Agent. In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

(ii) With respect to any Pledged Collateral in which any Loan Party has any right, title or interest and that constitutes an uncertificated security, upon the request of the Administrative Agent such Loan Party will cause the issuer thereof either (i) to register the Administrative Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Loan Party and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Loan Party, such authenticated record to be in form and substance reasonably satisfactory to the Administrative Agent. With respect to any Pledged Collateral in which any Loan Party has any right, title or interest and that is not an uncertificated security, upon the request of the Administrative Agent, such Loan Party will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.

(iii) Except as provided in Section 9.07, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Initial Pledged Collateral (other than liquidating or distributing dividends) with respect to the Initial Pledged Equity. Any sums paid upon or in respect of any of the Pledged Equity upon the liquidation or dissolution of any issuer of any of the Initial Pledged Equity, any distribution of capital made on or in respect of any of the Initial Pledged Equity or any property distributed upon or with respect to any of the Initial Pledged Equity pursuant to the recapitalization or reclassification of the capital of any issuer of Initial Pledged Equity or pursuant to the reorganization thereof shall be delivered to the Administrative Agent to hold as collateral for the Secured Obligations.

(iv) Except as provided in Section 9.07, such Loan Party will be entitled to exercise all voting, consent and corporate rights with respect to Pledged Equity; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Loan Party which would impair the Pledged Collateral or which would be inconsistent in any material respect with or result in any violation of any provision of this Agreement or any other Loan Document or, without prior notice to the Administrative Agent, to enable or take any other action to permit any issuer of Pledged Equity to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any issuer of Pledged Equity other than issuances, transfers and grants to a Loan Party.

(v) Such Loan Party shall not grant control over any investment property to any Person other than the Administrative Agent.

(vi) In the case of each Loan Party which is an issuer of Pledged Equity, such Loan Party agrees to be bound by the terms of this Agreement relating to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) Maintenance of Records. Such Loan Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other material dealings concerning the Collateral. For the Administrative Agent’s further security, each Loan Party agrees that the Administrative Agent shall have a property interest in all of such Loan Party’s books and records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Loan Party shall deliver and turn over any such books and records to the Administrative Agent or to its representatives at any time on demand of the Administrative Agent.

(c) Indemnification With Respect to Collateral. In any suit, proceeding or action brought by the Administrative Agent relating to any Collateral for any sum owing thereunder or to enforce any provision of any Collateral, such Loan Party will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Administrative Agent.

(d) Limitation on Liens on Collateral. Such Loan Party will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 5.02(a) and will defend the right, title and interest of the Administrative Agent in and to all of such Loan Party’s rights under the Collateral against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 5.02(a).

(e) Limitations on Modifications of Eligible Billed Accounts Receivable. Such Loan Party will not, without the Administrative Agent’s prior written consent, grant any extension of the time of payment under or in respect of any of the Eligible Billed Accounts Receivable or Related Contracts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent with past practices, and trade discounts granted in the ordinary course of business of such Loan Party.

(f) Notices. Such Loan Party will advise the Administrative Agent promptly after it obtains knowledge thereof, in reasonable detail, (i) of any Lien asserted against any of the Collateral other than Liens permitted under Section 5.02(a), and (ii) of the occurrence of any other event which would result in a material adverse change with respect to the aggregate value of the Collateral or on the security interests created hereunder.

(g) Maintenance of Equipment. Such Loan Party will keep and maintain the Equipment in good operating condition sufficient for the continuation of the business conducted by such Loan Party on a basis consistent with past practices, ordinary wear and tear excepted; provided, that, this subsection (g) shall not prohibit the sale, transfer or other disposition of any Equipment consummated in accordance with the other terms of this Agreement.

(h) As to Intellectual Property Collateral.

(i) Except as set forth in the last sentence of this clause (i), with respect to each item of its Intellectual Property Collateral, each Loan Party agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other United States governmental authority, to (A) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (B) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Loan Party, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Loan Party shall, without the written consent of the Administrative Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Loan Party shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Loan Party’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Loan Party will give notice quarterly of any such abandonment to the Administrative Agent.

(ii) If the result of such abandonment, invalidity, unenforceability or any other action is reasonably likely to have a Material Adverse Effect, each Loan Party agrees promptly to notify the Administrative Agent if such Loan Party becomes aware (A) that any item of the Intellectual Property Collateral it owns may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Loan Party’s ownership of any of the Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (B) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral.

(iii) In the event that any Loan Party becomes aware that any item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, and such infringement or misappropriation is reasonably likely to result in a Material Adverse Effect, such Loan Party shall promptly notify the Administrative Agent and shall take such actions, at its expense, as such Loan Party or the Administrative Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(iv) Each Loan Party shall take all steps which it or the Administrative Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(v) Each Loan Party agrees that should it obtain a material ownership interest in any item of the type set forth in Section 9.01(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. At the end of each quarter, each Loan Party shall give prompt written notice to the Administrative Agent identifying the After-Acquired Intellectual Property (other than patent applications and trade secrets, the disclosure of which shall not be required until a patent is issued) acquired during such quarter, and such Loan Party shall execute and deliver to the Administrative Agent with such written notice, or otherwise authenticate, an IP Security Agreement Supplement covering such After-Acquired Intellectual Property and any newly issued patents, which IP Security Agreement Supplement may be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 9.05 Performance by Agent of the Loan Parties’ Obligations. (a) Administrative Agent Appointed Attorney-in-Fact. Each Loan Party hereby irrevocably appoints the Administrative Agent such Loan Party’s attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party or otherwise, from time to time, in the Administrative Agent’s discretion, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(i) to obtain and adjust insurance required to be paid to the Administrative Agent pursuant to this Agreement,

(ii) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(iii) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) or (ii) above, and

(iv) to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.

(b) Administrative Agent May Perform. If any Loan Party fails to perform any agreement contained herein, the Administrative Agent may, as the Administrative Agent deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Loan Party under Section 10.04.

(c) Performance of such Loan Party’s agreements as permitted under this Section 9.05 shall in no way constitute a violation of the automatic stay provided by Section 362 of the Bankruptcy Code and each Loan Party hereby waives applicability thereof. Moreover, the Administrative Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to Section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.

Section 9.06 The Administrative Agent’s Duties. (a) The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Administrative Agent hereunder with respect to all or any part of the Collateral. In the event that the Administrative Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Loan Party hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Administrative Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Loan Party, (ii) such Subagent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent hereunder with respect to such Collateral, and (iii) the term “Administrative Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.

Section 9.07 Remedies. If any Event of Default shall have occurred and be continuing:

(a) Subject to and in accordance with the DIP Financing Orders, the Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Loan Party to, and each Loan Party hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) without notice except as specified below or in the DIP Financing Orders, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Loan Parties where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Loan Party in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Loan Parties under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Loan Party to demand or otherwise require payment of any amount under, or performance of any provision of, the Accounts, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Accounts, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 9.08) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i) first, paid ratably to each Agent for any amounts then owing to such Agent pursuant to Section 10.04 or otherwise under the Loan Documents; and

(ii) second, ratably (A) paid to the Lender Parties for any amounts then owing to them, in their capacities as such, under the Loan Documents ratably in accordance with such respective amounts then owing to such Lender Parties and (B) deposited as Collateral in the L/C Cash Collateral Account up to an amount equal to 110% of the aggregate Available Amount of all outstanding Letters of Credit, provided that in the event that any such Letter of Credit is drawn, the Administrative Agent shall pay to the L/C Issuer that issued such Letter of Credit the amount held in the L/C Cash Collateral Account in respect of such Letter of Credit, provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in the L/C Cash Collateral Account shall exceed 110% of the aggregate Available Amount of all then outstanding Letters of Credit, such excess amount of such Collateral shall be applied in accordance with the remaining order of priority set out in this Section 9.07(b).

Any surplus of such cash or cash proceeds held by or on the behalf of the Administrative Agent and remaining after payment in full of all the Secured Obligations (other than contingent indemnification obligations which are not then due and payable) shall be forthwith paid over to the applicable Loan Party or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Loan Party under or in connection with the Collateral shall be received in trust for the benefit of the Administrative Agent, and after the occurrence, continuance and declaration of an Event of Default, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement).

(d) The Administrative Agent may, without notice to any Loan Party except as required by law or by the DIP Financing Orders and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Loan Party, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Loan Party shall supply to the Administrative Agent or its designee such Loan Party’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Loan Party’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Loan Party.

(f) The Administrative Agent is authorized, in connection with any sale of the Pledged Collateral pursuant to this Section 9.07, to deliver or otherwise disclose to any prospective purchaser of the Pledged Collateral any information in its possession relating to such Pledged Collateral.

(g) To the extent that any rights and remedies under this Section 9.07 would otherwise be in violation of the automatic stay of section 362 of the Bankruptcy Code, such stay shall be deemed modified, as set forth in the Interim Order or Final Order, as applicable, to the extent necessary to permit the Administrative Agent to exercise such rights and remedies.

Section 9.08 Modifications. (a) The Liens, lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement and the DIP Financing Orders (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Debt by any of the Loan Parties (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever (other than in connection with any disposition permitted hereunder). Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i) except for the Carve-Out having priority over the Secured Obligations, no costs or expenses of administration which have been or may be incurred in any of the Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Administrative Agent or the Lenders against the Loan Parties in respect of any Obligation;

(ii) the liens and security interests granted herein and in the DIP Financing Orders shall constitute valid and perfected first priority liens and security interests (subject only to (A) the Carve-Out, (B) valid and perfected liens, (C) Permitted Liens in existence on the Petition Date and junior to such valid and perfected Liens and (D) only to the extent such post-petition perfection is expressly permitted by the Bankruptcy Code, valid, nonavoidable and enforceable Liens existing as of the Petition Date, but perfected after the Petition Date, in accordance with subsections 364(c)(2) and (3) and 364(d) of the Bankruptcy Code, and shall be prior to all other Liens and security interests (other than those set forth in sub-clauses (A) through (D) herein), now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

(iii) the liens and security interests granted hereunder shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable nonbankruptcy law.

(b) Notwithstanding any failure on the part of any Loan Party or the Administrative Agent or the Lenders to perfect, maintain, protect or enforce the liens and security interests in the Collateral granted hereunder, the Interim Order and the Final Order (when entered) shall automatically, and without further action by any Person, perfect such liens and security interests against the Collateral.

Section 9.09 Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Administrative Agent will, at such Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) such Loan Party shall have delivered to the Administrative Agent, at least 10 Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent and a certificate of such Loan Party to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent may request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.06 shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Administrative Agent when and as required under Section 2.06, and (iv) in the case of Collateral sold or disposed of, the release of a Lien created hereby will not be effective until the receipt by the Administrative Agent of the Net Cash Proceeds arising from the sale or disposition of such Collateral.

(b) Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations which are not then due and payable), (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination, the Administrative Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

Section 9.10. FCC and PUC Approval. Notwithstanding anything contained elsewhere herein, the exercise of any rights or remedies hereunder or under any other Loan Document by the Administrative Agent or any Lender that may require approval by the Federal Communications Commission or a Public Utility Commission shall be subject to obtaining such approval. Pending the receipt of any approval by the Federal Communications Commission or a Public Utility Commission, no Loan Party shall delay, hinder, interfere with or obstruct the exercise of the Administrative Agent’s or the Lenders’ rights or remedies hereunder or the obtaining of such approvals.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 3.01(a) without the written consent of each Initial Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.05 or Section 6.01) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) waive any Default or amend, waive or otherwise modify any provision of Section 5.04 without the written consent of the Supermajority Lenders;

(f) change (i) Section 2.02(a) in a manner that would alter the pro rata nature of Borrowings required thereby, (ii) Section 2.06(b)(iv) in a manner that would alter the pro rata nature of prepayments required thereby, or (iii) Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, in each case with respect to clauses (i), (ii) and (iii) of this Section 10.01(f), without the written consent of each Lender;

(g) change any provision of this Section 10.01 or the definition of either “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender;

(h) release any Material Guarantor from its Guaranty or release all or a material portion of the Collateral without the written consent of each Lender;

(i) change definition of any of “Account Debtor”, “Available Billed Accounts Receivable”, “Available Unbilled Receivables”, “Available Unbilled Receivables Limit”, “Available Real Property”, “Available Real Property Limit”, “Borrowing Base Availability”, “Dilution Factor”, “Dilution Ratio”, “Dilution Reserve”, “Direct Remit”, “Eligible Unbilled Receivables”, “Eligible Real Property”, “Eligible Billed Accounts Receivable”, “Initial Lenders”, “Loan Value” or “Reserve for Taxes”, in each case, without the written consent of the Initial Lenders; provided that any change in the definition of “Loan Value”, “Available Billed Accounts Receivable”, “Available Unbilled Receivables”, “Available Unbilled Receivables Limit”, “Available Real Property”, “Available Real Property Limit”, “Borrowing Base Availability, “Dilution Factor”, “Dilution Ratio”, “Dilution Reserve” or “Facility Availability” that would result in an increase in either the Borrowing Base Availability or the Facility Availability shall require the written consent of each Lender.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 10.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to the Borrower or any Guarantor, at the Borrower’s address at 1133 19th Street, Washington, D.C. 20036, fax number (202) 887-3226, Attention: Treasurer, as well as to (i) the attention of the general counsel of the Borrower at the Borrower’s address, fax number (202) 887-3353, and (ii) Weil, Gotshal & Manges LLP, counsel to the Loan Parties, at its address at 767 Fifth Avenue, New York, New York 10153, fax number (202) 310-8007, Attention: Marcia Goldstein, Esq.; if to any Initial Lender or the Initial L/C Issuer, at its Applicable Lending Office, respectively, specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Applicable Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; if to the Administrative Agent, at its address at 388 Greenwich Street, New York, New York 10013, fax number (212) 816-2613, Attention: Brenda Cotsen, as well as to Shearman & Sterling, counsel to the Administrative Agent, at its address at 599 Lexington Avenue, New York, New York 10022, fax number (212) 848-7179, Attention: Maura O’Sullivan, Esq.; or if to the Collateral Monitoring Agent, at its address 500 West Monroe Street, Chicago, Illinois 60661, Attention: Account Manager, as well as to Paul Hastings, at its address at 600 Peachtree Street, Suite 2400, Atlanta Georgia 30308, fax number (404) 815-2424, Attention: Jesse H. Austin, III, Esq.; or, as to the Borrower, any Guarantor, the Administrative Agent or the Collateral Monitoring Agent, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective three Business Days after being deposited in the U.S. mails, first class postage prepaid, delivered to the telegraph company or confirmed as received when sent by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Section 10.03 No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04 Costs, Fees and Expenses. (a) The Borrower agrees (i) to pay or reimburse the Initial Lenders for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement (which shall be deemed to include any predecessor transaction contemplated to be entered into with the Initial Lenders) and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including the monitoring of, and participation in, all aspects of the Cases), including all fees, expenses and disbursements of one joint outside counsel for the Administrative Agent and the Initial Lenders, and (ii) to pay or reimburse the Initial Lenders (including, without limitation, CUSA in its capacity as Administrative Agent) for all costs and expenses incurred in connection with (A) the ongoing maintenance and monitoring of Borrowing Base Availability and (B) enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all fees, expenses and disbursements of outside counsel for the Initial Lenders (including, without limitation, CUSA in its capacity as Administrative Agent). The foregoing fees, costs and expenses shall include all search, filing, recording, title insurance, collateral review, monitoring, and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Initial Lenders and the cost of independent public accountants and other outside experts retained jointly by the Initial Lenders. All amounts due under this Section 10.04(a) shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

(b) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, attorneys-in-fact and representatives (collectively the “Indemnitees”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several that may be incurred by, or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Liability related in any way to the Borrower or any other Loan Party in respect of Environmental Laws, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its subsidiaries, any security holders or creditors of the foregoing, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its subsidiaries or any security holders or creditors of the foregoing for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.04(b) shall be payable within two Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

Section 10.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

Section 10.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Guarantors, the Borrower, the Administrative Agent, each Lender listed on the signature pages hereof and the Initial L/C Issuer.

Section 10.07 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in L/C Advances) at the time owing to it; provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, (iii) any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, with a copy to the Borrower. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). The assigning Lender shall forthwith surrender any Note it holds to be marked cancelled by the Borrower. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a

“Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in L/C Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a “United States Person” for purposes of Section 7701 of the Code shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secured obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, if at any time Citibank assigns all of its Commitment and Advances pursuant to subsection (b) above, Citibank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Citibank as L/C Issuer, as the case may be. If Citibank resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Obligations with respect thereto (including the right to require the Lenders to make L/C Advances pursuant to Section 2.03(c)).

Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.09 Confidentiality; Press Releases and Related Matters. (a) No Agent or Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (i) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential, need-to-know basis, (ii) as requested or required by any law, rule or regulation or judicial process or (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

(b) Each of the parties hereto and each party joining hereafter agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any Lender or its Affiliates or referring to this Agreement or any of the other Loan Documents without at least 2 Business Days’ prior notice to such Lender and without the prior written consent of such Lender or unless (and only to the extent that) such party or Affiliate is required to do so under law and then, in any event, such party or Affiliate will consult with the Borrower, the Administrative Agent and such Lender before issuing such press release or other public disclosure. Each party consents to the publication by the Agents or any Lender Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Agents reserve the right to provide to industry trade organizations such necessary and customary information needed for inclusion in league table measurements.

Section 10.10 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.11 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

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Section 10.12 Waiver of Jury Trial. Each of the Guarantors, the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

The Borrower

WORLDCOM, INC., a debtor and a debtor-in-possession, as Borrower

By

Name: Title:

The Guarantors

Access Network Services, Inc.

Access Virginia, Inc.

ALD Communications, Inc.

BFC Communications, Inc.

Bittel Telecommunications Corporation

Brooks Fiber Communications of Arkansas, Inc.

Brooks Fiber Communications of Bakersfield, Inc.

Brooks Fiber Communications of Connecticut, Inc.

Brooks Fiber Communications of Fresno, Inc.

Brooks Fiber Communications of Massachusetts, Inc.

Brooks Fiber Communications of Michigan, Inc.

Brooks Fiber Communications of Minnesota, Inc.

Brooks Fiber Communications of Mississippi, Inc.

Brooks Fiber Communications of Missouri, Inc.

Brooks Fiber Communications of Nevada, Inc.

Brooks Fiber Communications of New England, Inc.

Brooks Fiber Communications of New Mexico, Inc.

Brooks Fiber Communications of New York, Inc.

Brooks Fiber Communications of Ohio, Inc.

Brooks Fiber Communications of Oklahoma, Inc.

Brooks Fiber Communications of Rhode Island, Inc.

Brooks Fiber Communications of Sacramento, Inc.

Brooks Fiber Communications of San Jose, Inc.

Brooks Fiber Communications of Stockton, Inc.

Brooks Fiber Communications of Tennessee, Inc.

Brooks Fiber Communications of Texas, Inc.

Brooks Fiber Communications of Tucson, Inc.

Brooks Fiber Communications of Tulsa, Inc.

Brooks Fiber Communications of Utah, Inc.

Brooks Fiber Communications-LD, Inc.

Brooks Fiber Properties, Inc.

BTC Transportation Corporation

Business Internet, Inc.

Chicago Fiber Optic Corporation

Com Systems, Inc.

COM/NAV Realty Corp.

Cross Country Wireless, Inc.

each a debtor and a debtor-in-possession, and each a Guarantor

By

Name:
	Title:	Authorized Person

CS Wireless Battle Creek, Inc.

CS Wireless Systems, Inc.

E.L. Acquisition, Inc.

Express Communications, Inc.

FiberNet Rochester, Inc.

Fibernet, Inc.

Healan Communications, Inc.

ICI Capital LLC

Intelligent Investment Partners, Inc.

Intermedia Capital, Inc.

Intermedia Communications Inc.

Intermedia Communications of Virginia, Inc.

Intermedia Investment, Inc.

Intermedia Licensing Company

Intermedia Services LLC

Jones Lightwave of Denver, Inc.

Marconi Telegraph Cable Company, Inc.

MCI Canada, Inc.

MCI Communications Corporation

MCI Equipment Acquisition Corporation

MCI Galaxy III Transponder Leasing, Inc.

MCI Global Access Corporation

MCI Global Support Corporation

MCI International Services, L.L.C.

MCI International Telecommunications Holding Corporation

MCI International Telecommunications Corporation

MCI International, Inc.

MCI Investments Holdings, Inc.

MCI Network Technologies, Inc.

MCI Omega Properties, Inc.

MCI Payroll Services, LLC

MCI Research, Inc.

MCI Transcon Corporation

MCI Wireless, Inc.

MCI WORLDCOM Brands, L.L.C.

MCI WORLDCOM Brooks Telecom, LLC

MCI WORLDCOM Capital Management Corporation

MCI WORLDCOM Communications of Virginia, Inc.

MCI WORLDCOM Communications, Inc.

each a debtor and a debtor-in-possession, and each a Guarantor

By

Name:
	Title:	Authorized Person

MCI WORLDCOM Financial Management Corporation

MCI WORLDCOM Global Networks U.S., Inc.

MCI WORLDCOM International, Inc.

MCI WorldCom Management Company, Inc.

MCI WORLDCOM MFS Telecom, LLC

MCI WORLDCOM Network Services of Virginia, Inc.

MCI WORLDCOM Network Services, Inc.

MCI WORLDCOM Synergies Management Company, Inc.

MCI/OTI Corporation

MCImetro Access Transmission Services of Virginia, Inc.

Metrex Corporation

Metropolitan Fiber Systems of Arizona, Inc.

Metropolitan Fiber Systems of Baltimore, Inc.

Metropolitan Fiber Systems of California, Inc.

Metropolitan Fiber Systems of Connecticut, Inc.

Metropolitan Fiber Systems of Dallas, Inc.

Metropolitan Fiber Systems of Delaware, Inc.

Metropolitan Fiber Systems of Denver, Inc.

Metropolitan Fiber Systems of Detroit, Inc.

Metropolitan Fiber Systems of Florida, Inc.

Metropolitan Fiber Systems of Houston, Inc.

Metropolitan Fiber Systems of Indianapolis, Inc.

Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.

Metropolitan Fiber Systems of New Hampshire, Inc.

Metropolitan Fiber Systems of New Jersey, Inc.

Metropolitan Fiber Systems of New Orleans, Inc.

Metropolitan Fiber Systems of New York, Inc.

Metropolitan Fiber Systems of Ohio, Inc.

Metropolitan Fiber Systems of Oregon, Inc.

Metropolitan Fiber Systems of Philadelphia, Inc.

Metropolitan Fiber Systems of Pittsburgh, Inc.

Metropolitan Fiber Systems of Seattle, Inc.

Metropolitan Fiber Systems of St. Louis, Inc.

Metropolitan Fiber Systems/McCourt, Inc.

MFS CableCo U.S., Inc.

MFS Datanet, Inc.

MFS Telecom, Inc.

MFS Telephone of Missouri, Inc.

each a debtor and a debtor-in-possession, and each a Guarantor

By

Name:
	Title:	Authorized Person

MFS Telephone of New Hampshire, Inc.

MFS Telephone of Virginia, Inc.

MFS Telephone, Inc.

MFS/C-TEC

MFSA Holding, Inc.

Military Communications Center, Inc.

MobileComm Europe Inc.

Mtel Asia, Inc.

Mtel Cellular, Inc.

Mtel International, Inc.

Mtel Latin America, Inc.

Mtel Microwave, Inc.

Mtel Service Corporation

N.C.S. Equipment Corporation

National Telecommunications of Florida, Inc.

Netwave Systems, Inc.

networkMCI, Inc.

Northeast Networks, Inc.

Nova Cellular Co.

NTC, Inc.

Overseas Telecommunications, Inc.

Shared Technologies Fairchild Communications Corporation

Shared Technologies Fairchild Telecom, Inc.

Shared Technologies Fairchild, Inc.

SkyTel Communications, Inc.

SkyTel Corp.

SkyTel Payroll Services, LLC

Southernnet of South Carolina, Inc.

Southernnet Systems, Inc.

Southernnet, Inc.

Telecom*USA, Inc.

Teleconnect Company

Teleconnect Long Distance Services & Systems Co.

Tenant Network Services, Inc.

TransCall America, Inc.

Tru Vision Wireless, Inc.

Tru Vision-Flippin, Inc.

TTI National, Inc.

each a debtor and a debtor-in-possession, and each a Guarantor

By

Name:
	Title:	Authorized Person

UUNET Australia Limited

UUNET Caribbean, Inc.

UUNET Holdings Corp.

UUNET International Ltd.

UUNET Japan Ltd.

UUNET Payroll Services, LLC

UUNET Technologies, Inc.

Virginia Metrotel, Inc.

Wireless One, Inc.

Wireless Video Services

WorldCom Broadband Solutions, Inc.

WorldCom Caribbean, Inc.

WorldCom East, Inc.

WorldCom ETC, Inc.

WorldCom Federal Systems, Inc.

WorldCom ICC, Inc.

WorldCom International Data Services, Inc.

WorldCom International, Inc.

WorldCom International Mobile Services, Inc.

WorldCom International Mobile Services LLC

WorldCom Overseas Holdings, Inc.

WorldCom Payroll Services, LLC

WorldCom Purchasing, LLC

WorldCom Ventures, Inc.

WorldCom Wireless, Inc.

each a debtor and a debtor-in-possession, and each a Guarantor

By

Name:
	Title:	Authorized Person

The Agents

CITICORP USA, INC., as Administrative Agent

By

Name:
Title:

J.P. MORGAN SECURITIES INC., as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By

Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent and Collateral Monitoring Agent

By

Name:
Title:

GECC CAPITAL MARKETS GROUP, INC., as Joint Lead Arranger

By

Name:

SALOMON SMITH BARNEY INC., as Joint Lead Arranger and Joint Bookrunner

By

Name:
Title:

The Initial L/C Issuer

CITIBANK, N.A., as Initial L/C Issuer

By

Name:
Title:

The Initial Lenders

CITICORP USA, INC., as Initial Lender

By

Name:
Title:

JPMORGAN CHASE BANK, as Initial Lender

By

Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Initial Lender

By

Name:
Title:

The Lenders

THE CIT GROUP/BUSINESS CREDIT, INC., as Lender

By

Name:
Title:

FOOTHILL CAPITAL CORPORATION, as Lender

By

Name:
Title:

BANK OF AMERICA, N.A., as Lender

By

Name:
Title:

BAYERISCHE HYPO-UND VEREINSBANK, AG - NEW YORK BRANCH, as Lender

By

Name:
Title:

By

Name:
Title:

FRANKLIN FLOATING RATE TRUST, as Lender

By

Name:
Title:

The Lenders (continued)

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By

Name:
Title:

The Lenders (continued)

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services, Inc.

By

Name:
Title: